UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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ANIXTER INTERNATIONAL INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2014

To the Stockholders of Anixter International Inc.:

The Annual Meeting of Stockholders of Anixter International Inc. will be held at Two North Riverside Plaza, 24th Floor, Chicago, Illinois on Thursday, May 22, 2014, at 8:30 a.m., for the following purposes:

(1)	to elect 11 directors nominated by the Board of Directors;

(2)	to hold an advisory vote to approve executive compensation;

(3)	to approve the company’s 2014 Management Incentive Plan;

(4)	to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year 2014; and

(5)	to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 24, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) or postponements thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the offices of Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, and will also be available at the meeting.

A copy of Anixter International Inc.’s Annual Report to Stockholders for the fiscal year ended January 3, 2014 is being mailed to all registered holders. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or by requesting them from the company’s website at http://www.anixter.com/IRContacts.

By Order of the Board of Directors

JUSTIN C. CHOI

Executive Vice President, General Counsel & Secretary

Glenview, Illinois

April 18, 2014

All Stockholders are invited to attend the meeting in person. Whether or not you expect to attend, please vote your shares by following the voting procedures set forth on the proxy card.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2014.

The 2014 Proxy Statement is available at http://www.anixter.com/Proxy.

The 2013 Annual Report is available at http://www.anixter.com/AnnualReports.

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

OF ANIXTER INTERNATIONAL INC.

To Be Held May 22, 2014

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anixter International Inc. Our corporate headquarters are located at 2301 Patriot Boulevard, Glenview, Illinois 60026 (telephone 224-521-8000). The Proxy Statement and form of proxy were first mailed to our stockholders on or about April 18, 2014. Proxies solicited by the Board of Directors are to be voted at our Annual Meeting of Stockholders to be held on Thursday, May 22, 2014, at 8:30 a.m., at Two North Riverside Plaza, 24th Floor, Chicago, Illinois, or any adjournment(s) or postponement(s) thereof.

At the Annual Meeting you will be asked to vote on the following four proposals:

1.	Election to our Board of Directors of the 11 nominees named in this Proxy Statement (Proposal 1)

2.	Approval, on an advisory basis, of the compensation of our named executive officers, which we refer to as “Say on Pay” (Proposal 2)

3.	Approval of the company’s 2014 Management Incentive Plan (Proposal 3)

4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 (Proposal 4)

Our Board of Directors recommends a vote “FOR” the election of each nominee for director named in this Proxy Statement, “FOR” the approval of executive compensation, “FOR” the approval of the 2014 Management Incentive Plan, and “FOR” the ratification of the appointment of Ernst & Young LLP.

If you are a stockholder of record and you sign and return your proxy without making any selections, your shares will be voted in accordance with the Board’s recommendations.

If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. As of the date of this Proxy Statement, we are not aware of any matters that will come before the meeting other than those disclosed in this Proxy Statement.

Who can vote at the Annual Meeting?

Each share of our common stock issued and outstanding is entitled to one vote on each matter. Only stockholders of record as of the close of business on March 24, 2014, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting. As of March 24, 2014, there were 32,665,256 shares of our common stock issued and outstanding.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A.

You are a “beneficial owner” of shares held in “street name” if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization. The organization holding your account is considered the stockholder of record. However, you, as the beneficial owner, have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote your shares of common stock in person at the meeting.

•	By Mail. You may vote by proxy by signing and dating the enclosed proxy card and returning it by mail.

•	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions on the proxy card.

If you are a beneficial owner of shares held in street name (for example, in the name of a bank, broker or other record holder), you must vote your shares in accordance with the voting instruction form provided by your bank, broker or other holder of record. If you hold your shares in street name, you must obtain a proxy from your bank, broker or other holder of record in order to vote in person at the meeting.

Can I change my vote?

You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to us a written notice of revocation prior to or at the meeting,

•	submitting a later dated proxy by mail, telephone or the Internet, or

•	attending the meeting and voting your shares in person.

If you are a beneficial stockholder, you may change your vote by following your nominee’s procedures for revoking or changing your proxy.

What is a “broker non-vote”?

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. If your proxy card does not indicate how you want to vote, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement (that is, “FOR” the election of each director nominee and “FOR” each of Proposals 2, 3 and 4) and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If your shares are held in street name, and you do not provide your broker or nominee with voting instructions, the broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum, but may not exercise discretion to vote your shares at the meeting unless the proposal is considered a routine matter. The only matter being proposed for stockholder vote at the 2014 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. As a result, in the absence of voting instructions from you, your broker or nominee will not have discretion to vote on the election of directors, the company’s executive compensation, or the proposal to approve the 2014 Management Incentive Plan. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote is counted.

What is the quorum requirement for the Annual Meeting?

A quorum is the minimum number of shares that must be present in order to transact business at the Annual Meeting. A majority of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting will constitute a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

What is the voting requirement to approve each of the proposals?

The election of directors (Proposal 1) will be determined by a majority of the votes cast. To be elected, the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” that nominee’s election. An abstention or broker non-vote will have no effect on the election of directors. Your broker will not be able to vote your shares with respect to the election of directors if you have not provided instructions to your broker. We encourage you to exercise your right to vote by voting your shares utilizing one of the procedures set forth on the proxy card.

The non-binding advisory vote to approve executive compensation (Proposal 2) and the vote to approve the company’s 2014 Management Incentive Plan (Proposal 3) requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against these proposals. A broker non-vote will have no effect on these proposals. Your broker will not be able to vote your shares with respect to these proposals if you do not provide instructions to your broker.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification. Brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP.

Since Proposal 2 is a non-binding advisory vote, what is the effect if it is approved?

Although the advisory vote on Proposal 2 is non-binding, our Board and the Compensation Committee will review the results and take them into account in making future decisions regarding executive compensation.

Will the voting results of the Annual Meeting be made available?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We are paying the costs of this solicitation of proxies. We may request brokerage houses, nominees or fiduciaries and other custodians to solicit their principals or customers for their proxies, and may reimburse them for their reasonable expenses in doing so. In addition, we have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in the solicitation for a fee of $7,500 plus expenses.

In addition to soliciting proxies by mail, our directors, officers and regular employees may, without additional compensation, solicit proxies on our behalf from stockholders personally or by telephone, facsimile, internet or other means of communication.

How can I attend the Annual Meeting?

Only stockholders as of the record date and our invited guests may attend the Annual Meeting. Admission will be on a first-come, first-served basis. To be admitted to the meeting, you must present an appropriate form of personal identification verifying your name is on our stockholder list. If your shares are held in street name, you should also bring a brokerage statement indicating your ownership of the shares as of the record date and a letter from your bank, broker or other holder of record confirming your beneficial ownership of such shares. If you wish to vote your shares held in street name at the meeting, you must obtain a proxy from your bank, broker or other holder of record and bring the proxy to the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has nominated the 11 directors named below for re-election as directors. All directors are elected to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will be unable to serve as a director, in such event the proxies will be voted for another person selected by the Board of Directors upon recommendation of the Nominating and Governance Committee, unless the Nominating and Governance Committee acts to reduce the size of the Board in accordance with the provisions of our by-laws. The number of directors has been set by the Nominating and Governance Committee at 11.

The Board of Directors, acting through the Nominating and Governance Committee, is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a Board. The Nominating and Governance Committee regularly reviews the composition of the Board in light of changing requirements, our assessment of the Board’s performance, and the inputs of stockholders and other key constituencies.

The Nominating and Governance Committee looks for certain characteristics common to all Board members, including integrity, judgment, independence, experience, effectiveness, maturity, absence of conflict and the ability and commitment to devote sufficient time and energy to Board service.

Although the Nominating and Governance Committee does not have a written policy regarding diversity, it seeks to include on the Board a complementary mix of individuals with the diverse backgrounds, experiences, viewpoints and skills necessary to meet the challenges that the Board confronts. These individual qualities can include, among others, particular subject matter expertise, experience in a related industry, leadership experience, relevant geographical experience, governmental experience and experience in managing large or complex organizations.

The following table sets forth the name and age as of March 24, 2014 of each nominee for director of the company (each of whom has consented to being named in the Proxy Statement and to serving if elected), the year each director was first elected, his or her position with the company, his or her principal occupation(s) for the last five years, any directorships currently held, or held during the past five years, by such person in companies which have a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act or which are registered as investment companies under the Investment Company Act of 1940, and family relationships between directors and other directors or executive officers. It also describes the qualifications, experience and selected other biographical information for each director.

Name and Age	Qualifications, Experience and Biographical Information

Lord James Blyth, 73

Director since 1995; Senior Advisor since 2007, Vice Chairman from 2004 to 2007 and Partner from 2002 to 2004 of Greenhill and Co. Inc., an investment bank; Vice Chairman of MiddleBrook Pharmaceuticals, Inc. from 2008 to 2010; Chairman from 2000 to 2008 of Diageo plc, a global premium beverage company.

Lord Blyth brings to the Board important perspectives in the areas of international business, compensation and governance through his leadership of large multinational companies. He was the former Chief Executive and then Chairman of The Boots Company, a UK-based company involved in retailing, manufacturing and property. His experience on multiple boards provides an important global perspective on management and governance issues, and his experience and stature in the U.K. business community contributes to the Board’s diversity of experience and viewpoints. Lord Blyth is one of the Audit Committee financial experts.

Name and Age	Qualifications, Experience and Biographical Information
Frederic F. Brace, 56

Director since 2009; President since January 2014 of Niko Resources Ltd., an exploration and production company; Executive Vice President, Chief Administrative Officer and Chief Restructuring Officer from 2010 to March 2012 and Chief Financial Officer from March 2011 to March 2012 of The Great Atlantic & Pacific Tea Company, a retail food business (in December 2010, The Great Atlantic & Pacific Tea Company filed for protection under Chapter 11 of the Bankruptcy Code; it emerged from bankruptcy in March 2012); Executive Vice President and Chief Financial Officer from 2002 to 2008, Senior Vice President from 1999 to 2001 and various other management positions since 1988 of UAL Corporation, an air transportation company (in December 2002, UAL Corporation filed for protection under Chapter 11 of the Bankruptcy Code). Director of Edison Mission Energy since 2012; former director of The Great Atlantic & Pacific Tea Company, BearingPoint, Inc. and SIRVA, Inc., a relocation logistics services provider.

Mr. Brace’s experience as the Chief Financial Officer and head of strategy for several large public companies augments the Board’s insight into our financial and strategic performance. From 2004 through 2008, he served as a director, member of the executive committee and chair of the audit and finance committees of SIRVA, Inc. He is one of the Audit Committee financial experts.

Linda Walker Bynoe, 61

Director since 2006; President and Chief Executive Officer since 1995 of Telemat Ltd., a project management and consulting firm, and Chief Operating Officer from 1989 to 1995. Director of Prudential Retail Mutual Funds and Northern Trust Corporation; Trustee of Equity Residential; former director of Simon Property Group, Inc. Ms. Bynoe served as a Vice President-Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978.

Ms. Bynoe’s experience as a director of other large public companies and in management consulting, accounting, strategic planning and corporate governance assists the Board in setting the strategic direction of the company and in adopting sound internal control and governance practices. She is one of the Audit Committee financial experts and chairs the Nominating and Governance Committee.

Robert J. Eck, 55

Director since 2008, and President and Chief Executive Officer of the company and of Anixter Inc., a subsidiary of the company, since July 2008; Executive Vice President and Chief Operating Officer of the company from September 2007 until July 2008; Executive Vice President — Enterprise Cabling and Security Solutions from 2004 to 2007 and Senior Vice President — Physical Security Products and Integrated Supply in 2003 of Anixter Inc. Director of Ryder System, Inc. since 2011.

Mr. Eck has 24 years of experience with the company in a wide variety of roles. As President and Chief Executive Officer, he brings detailed knowledge about our capabilities and initiatives, thereby facilitating the Board’s role in setting strategic direction.

Robert W. Grubbs, 57

Director since 1997; President and Chief Executive Officer of the company from 1998 to 2008; President and Chief Executive Officer of Anixter Inc., a subsidiary of the company, from 1994 to 2008.

Mr. Grubbs’ long experience with the company in a variety of leadership roles provides an important link to our history of innovation in the area of supply

Name and Age	Qualifications, Experience and Biographical Information

chain services. Mr. Grubbs was our Chief Executive Officer for 10 years, presiding over substantial growth in revenues and profitability, and expansion in geographic scope, service offerings and product line. He is a key contributor to the Board’s evaluation of the company’s strategic plans.

F. Philip Handy, 69

Director since 1986; a private investor; Chief Executive Officer since 2001 of Strategic Industries, LLC, a diversified global manufacturing enterprise; Director of Owens Corning, Inc.; former director of the Florida State Board of Education, WCI Communities, Inc., Rewards Network Inc., the National Board for Education Sciences and Lighting Science Group.

Mr. Handy’s role as the Chief Executive Officer of a global manufacturer adds to the Board’s international perspective. His membership on the compensation committee of another large public company provides additional perspective to our Compensation Committee, which he chairs. Mr. Handy has formerly served as vice-chairman of the Board of the National Board for Education Sciences and the chairman of the Florida State Board of Education. His involvement with public policy issues contributes to the Board’s diversity of experience and viewpoints.

Melvyn N. Klein, 72

Director since 1985; Founder, Melvyn N. Klein Interests; President of JAKK Holding Corp., the managing general partner of the investment partnership GKH Partners, L.P., from 1987 until 2008; Attorney and counselor-at-law since 1968; Director of Harbert, Inc. and JAKK Holding Corp.

Mr. Klein has served on the Board during the entire evolution of our strategy and has helped guide us through several challenging economic and financial periods. He has been the President and CEO of two American Stock Exchange listed companies: Altamil Corporation and Eskey, Inc. Mr. Klein was appointed by President Reagan to the Executive Committee of the President’s Private Sector Survey on Cost Control in the Federal Government (Grace Commission) and by President Clinton to the U.S. State Department’s Advisory Committee on International Economic Policy. His education as an attorney and experience in government and as an entrepreneur, corporate leader and investor assists the Board in its risk evaluation and oversight role. Mr. Klein chairs our Audit Committee and is one of its financial experts.

George Muñoz, 62

Director since 2004; Principal of Muñoz Investment Banking Group, LLC, and partner with the law firm of Tobin & Muñoz since 2001; President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to 2001; Assistant Secretary and Chief Financial Officer of the U.S. Treasury Department from 1993 to 1997; Director of Marriott International, Inc. and Altria Group, Inc.

Mr. Muñoz maintains legal and investment banking practices. As a former President of the Overseas Private Investment Corporation and a former Chief Financial Officer of the U.S. Treasury, he also brings foreign investment and governmental experience to the Board. He is a Certified Public Accountant and chairs the audit committees of two large public companies.

Stuart M. Sloan, 70

Director since 1994; a Principal since 1984 of Sloan Capital Companies LLC, a private investment company; Director of Pendrell Corp. (formerly ICO Global Communications (Holdings) Limited); former director of J. Crew Group, Inc.

Mr. Sloan was formerly the Chairman and Chief Executive Officer of a public company and has been a successful investor for over 25 years. His investment

Name and Age	Qualifications, Experience and Biographical Information

activities give him a broad perspective on macroeconomic trends and developments which could affect our financial performance. He also provides experience serving on the compensation committees of other public companies.

Matthew Zell, 47

Director since 2001; Managing Director since 2001 of Equity Group Investments division of Chai Trust Company, LLC, a private investment company; President from 1990 to 2001 of Prometheus Technologies, Inc., an information technology consulting firm; director of Penford Corporation; and former director of Desarrolladora Homex S.A. de C.V. Mr. Zell is the son of Samuel Zell.

Matthew Zell’s experience in the field of information technology consulting provides firsthand experience of our enterprise cabling market. His role with a private equity firm exposes him to a wide range of businesses and markets. Mr. Zell’s recent experience as a director of Desarrolladora Homex S.A. de C.V. provides additional international perspective to the Board.

Samuel Zell, 72

Director since 1984, Chairman of the Board of Directors of the company since 1985; Chairman since 1999 and Chief Executive Officer since 2012 of Equity Group Investments division of Chai Trust Company, LLC, a private investment company, and its President from 2006 to 2012; Chairman of the Board of Tribune Company, a diversified media company, from December 2007 until December 2012 and its Chief Executive Officer from December 2007 to December 2009 (in December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code; it emerged from bankruptcy in December 2012); Chairman of the Board since September 2005, Director since 1999, and President, Chairman and Chief Executive Officer from July 2002 until December 2004, of Covanta Holding Corporation (previously known as Danielson Holding Corporation), a waste-to-energy and specialty insurance services company. For more than the past five years Mr. Zell has been Chairman of the Board of Equity Lifestyle Properties, Inc., an equity real estate investment trust primarily engaged in the ownership and operation of manufactured home resort communities; Chairman of the Board of Trustees of Equity Residential, an equity real estate investment trust that owns and operates multi-family residential properties. Mr. Zell was Chairman of the Board of Capital Trust, Inc., a specialized finance company, from 2003 to 2012. Mr. Zell is the father of Matthew Zell.

Samuel Zell is an active investor in public and private companies around the world to which he provides strategic direction. He is a well known figure in the finance, corporate and real estate sectors and he provides companies in which he invests with a network of resources across a broad range of industries. Mr. Zell is our largest investor and as Chairman strongly promotes the creation of long-term stockholder value.

WE RECOMMEND THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE

NOMINEES TO THE BOARD OF DIRECTORS

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are required to submit to our stockholders a resolution subject to an advisory vote to approve the compensation of our named executive officers. The current frequency of the advisory vote on executive compensation is annually, and the next such vote will occur at our 2015 Annual Meeting of Stockholders.

The Board of Directors encourages our stockholders to carefully review the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement for a complete discussion of our compensation program for our named executive officers. Our executive compensation program is designed to closely align executive rewards with the overall return to stockholders and our performance with the following objectives:

•	be market competitive to attract and retain talented executives

•	recognize sustained above-market performance with comparably superior compensation

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation

•	encourage prudent levels of business risk to meet our short and long term performance goals

•	promote ownership in the company at a reasonable cost to our stockholders

•	be transparent and understandable to the participants and our stockholders

•	be consistent with our corporate governance principles

We believe our executive compensation program has been effective in achieving these goals. For example, our compensation program:

•	is overseen by an independent Compensation Committee

•	employs all executive officers “at will” without change of control or termination agreements

•	requires compensation recoupment (“clawback”) in the event of financial restatements

•	has stock ownership guidelines for all executives

•	incorporates a four year vesting period for nearly all equity awards to emphasize long term performance

•	does not provide guaranteed increases in salary, incentive awards or long term equity incentives

•	provides annual incentive awards based solely on performance

•	provides pension benefits based only on actual years worked

•	does not allow re-pricing or replacing of options or stock appreciation rights

•	does not provide guaranteed annual incentives to senior executives

•

benchmarks primary components of compensation (salary, cash compensation and total compensation), targeting the 50th to 75th percentiles of compensation paid to executives at a comparison group of companies

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As an advisory vote, the result is not binding on the company, the Board of Directors or the Compensation Committee. However, the Compensation Committee and the Board of Directors value the opinions expressed by our stockholders and will carefully consider the outcome when evaluating our executive compensation program.

WE RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

PROPOSAL 3: APPROVAL OF ANIXTER INTERNATIONAL INC. 2014 MANAGEMENT INCENTIVE PLAN

The Board of Directors recommends that our stockholders approve the Anixter International Inc. 2014 Management Incentive Plan (the “Incentive Plan”), which was adopted by the Compensation Committee, subject to stockholder approval. If approved, the Incentive Plan will replace the existing Management Incentive Plan which was approved by stockholders in 2004 and by its terms expires at the 2014 Annual Meeting. The Incentive Plan retains the same material provisions as the expiring Management Incentive Plan and will apply to awards granted to eligible employees in 2015 and future years.

One of the primary reasons for seeking stockholder approval of the Incentive Plan is to ensure that the annual bonuses paid under the Incentive Plan qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the company for federal income tax purposes. The key features of the Incentive Plan are summarized below, with the full text of the Incentive Plan included in Appendix A to this Proxy Statement.

The primary objectives of the Incentive Plan are: (1) to attract, motivate, and retain high-caliber individuals by providing competitive annual incentive opportunities; and (2) to provide an incentive to key employees of the company who have significant responsibility for the success and growth of the company.

The Incentive Plan will be administered by the Compensation Committee, which will consist exclusively of two or more non-employee directors. The Compensation Committee has full power in its discretion to, among other things:

•	select key employees to participate in the Incentive Plan;

•	determine the size and types of awards;

•	determine the terms and conditions of awards;

•	construe and interpret the Incentive Plan; and

•	amend or terminate the Incentive Plan in whole or in part.

The Incentive Plan provides, for each fiscal year of the company (a “Plan Year”), an award pool equal to 3% of the company’s operating income before extraordinary and nonrecurring items reported on the company’s consolidated statements of operations for the Plan Year. The Compensation Committee may, in its discretion, decrease the size of the award pool or the maximum award for any participant. The total amount of all awards under the Incentive Plan for any Plan Year may not exceed 100% of the amount in the award pool for that Plan Year, and the maximum award for any participant in a given Plan Year may not exceed 50% of the applicable award pool.

Payment of all awards under the Incentive Plan will be made in cash after the end of the applicable Plan Year. The Compensation Committee may, in its discretion, authorize payment to a participant of less than the participant’s maximum award or may provide that a participant may receive no award at all. In exercising its discretion, the Compensation Committee will consider such factors as it deems appropriate. It is intended that the Compensation Committee will exercise its discretion to adjust the award payments downward on the basis of achievement of performance goals contained in the annual budget for the applicable Plan Year.

Bonuses payable under the Incentive Plan for 2015 and future Plan Years cannot currently be determined because they will depend on the company’s level of attainment of certain financial metrics and any exercise of discretion by the Compensation Committee to limit or reduce a participant’s award. If the Incentive Plan had been in effect for the 2013 fiscal year, then assuming the same performance criterion and the use of discretion to adjust the amounts as used for 2013 under the Management Incentive Plan, the bonuses that would have been paid to the participants under the Incentive Plan are the same amounts that were paid to them under the Management Incentive Plan for 2013. These amounts with respect to the named executive officers are set forth in the Summary Compensation Table in this Proxy Statement, in the “Non-Equity Incentive Plan Compensation” column.

Unless terminated earlier, the Incentive Plan will remain in effect for a period of ten years from the date of stockholder approval. Upon termination of the Incentive Plan, the right to grant awards under the Incentive Plan will terminate. Prior to that date, the Compensation Committee may amend, modify, or terminate the Incentive Plan, in whole or in part, subject to the terms of the Incentive Plan. Any amendment or revision that would cause the Incentive Plan to fail to comply with any requirement of applicable law, regulation, or rule if it were not approved by stockholders will not be effective unless the stockholders of the company approve the amendment or revision.

WE RECOMMEND THAT YOU VOTE FOR APPROVAL OF THE ANIXTER

INTERNATIONAL INC. 2014 MANAGEMENT INCENTIVE PLAN

PROPOSAL 4: RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has re-appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2014, subject to ratification by our stockholders. For further information regarding Ernst & Young LLP, please reference the Report of the Audit Committee and the Independent Registered Public Accounting Firm and Their Fees sections of this Proxy Statement. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. If the stockholders should fail to ratify the appointment of Ernst & Young LLP, the Audit Committee would reconsider the appointment.

WE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014

CORPORATE GOVERNANCE

Governance Guidelines and Charters

The operation of the Board of Directors is governed by our corporate by-laws and Corporate Governance Guidelines. The operations of the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are governed by charters adopted by each committee and ratified by the Board of Directors. The Corporate Governance Guidelines and each of the committee charters can be viewed on our website at: http://www.anixter.com/CorporateGovernance.

Code of Ethics

We have a longstanding Business Ethics and Conduct Policy which is applicable to all directors and employees, including the principal executive officer, the principal financial officer, the principal accounting officer and other officers. Our Global Business Ethics and Conduct Policy can be viewed on our website at: http://www.anixter.com/Ethics.

Director Independence

The Board determines the independence of its directors and nominees by requiring each of them to complete and return a questionnaire which solicits information relevant to a determination of independence under applicable New York Stock Exchange and Securities and Exchange Commission rules, as well as any other direct or indirect relationship that the director may have with the company. Independence is determined by the Board after presentation and discussion of questionnaire responses. Based on this procedure, all members of the Board, except for Mr. Eck, were found to be independent.

Board of Directors

The Board of Directors held four meetings in 2013. Each of the directors attended 75 percent or more of the total of all meetings held by the Board and the committees on which the director served. We encourage our directors to attend the Annual Meeting of Stockholders. All directors attended the 2013 Annual Meeting of Stockholders.

Board Committees

The Board has a standing Executive Committee, Audit Committee, Compensation Committee, and Nominating and Governance Committee. The Board has determined that the Chairs and all committee members are independent under applicable NYSE and SEC rules for committee memberships. The Chairs and members of each committee are shown in the table below.

Director	Executive Committee	Audit Committee	Compensation Committee	Nominating and Governance Committee
Lord James Blyth	—	Member	Member	Member
Frederic Brace	—	Member	Member	Member
Linda Walker Bynoe	Member	Member	Member	Chair
Robert J. Eck	—	—	—	—
Robert W. Grubbs	—	—	—	—
F. Philip Handy	Member	—	Chair	Member
Melvyn Klein	Member	Chair	Member	Member
George Muñoz	—	—	Member	Member
Stuart Sloan	—	—	Member	Member
Matthew Zell	—	—	—	—
Samuel Zell	Chair	—	—	—

Executive Committee

The Executive Committee exercises the full powers of the Board of Directors to the extent permitted by law in the intervals between Board meetings. The Executive Committee held one meeting in 2013.

Audit Committee

The Audit Committee is primarily responsible for overseeing:

•	the integrity of our financial statements,

•	our compliance with legal and regulatory requirements,

•	the qualifications and independence of our independent registered public accounting firm, and

•	the performance of our independent registered public accounting firm and our internal audit function.

Each member of the Audit Committee has been designated as an “audit committee financial expert,” as defined by the Securities and Exchange Commission. No member of the Audit Committee serves on more than three public company audit committees.

The Audit Committee held eight meetings in 2013.

Compensation Committee

The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and equity-based grants.

The essential functions of the Compensation Committee are to:

•

annually determine that the Chief Executive Officer’s compensation is appropriately linked to corporate objectives, evaluate the Chief Executive Officer’s performance in light of those objectives, and set the Chief Executive Officer’s compensation based on this evaluation

•	annually review and approve the compensation of our other senior executives, including the named executive officers

•

retain overall responsibility for approving, evaluating, modifying, monitoring and terminating our compensation and benefit plans, policies and programs, including all employment, severance and change-in-control agreements (of which there are none), supplemental benefits and perquisites in which executives subject to the Compensation Committee’s review participate

•	recommend to the Board new or modified cash or equity-based incentive plans

•	recommend to the Board the form and amount of compensation for non-employee directors

•

review and discuss with management the Compensation Discussion and Analysis prepared by management and, based on its review and discussions, recommend to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and Proxy Statement

•	review and discuss with management its risk review of compensation programs for senior executives and the broader employee group

•	select the companies included in the comparison group for senior executive compensation

The Compensation Committee has the sole authority to retain and terminate outside advisors in executing its duties, including sole authority to approve their fees and other retention terms. Since 2005, the Compensation Committee has retained PricewaterhouseCoopers (PwC) as its outside compensation consultant. The Compensation Committee may delegate certain of its activities with regard to the compensation consultant to the Committee Chairman and/or representatives from our management, as appropriate.

The Compensation Committee has directly engaged PwC to provide: (1) general advisory services in areas consistent with the Compensation Committee’s charter, including Compensation Committee processes and practices, incentive plan design and use, and significant regulatory and market trends related to executive compensation, and (2) benchmarking services in connection with the Compensation Committee’s determination of the amount and form of director and executive compensation.

Management also plays a significant role in determining or recommending the amount and form of executive compensation by recommending performance targets and objectives and evaluating executive performance. Each year, management also provides the Compensation Committee with recommended base salary, target annual cash incentive and equity-based award for each senior executive, which includes all executive officers, persons reporting directly to the Chief Executive Officer and other selected members of senior management. Each executive’s immediate superior is responsible for providing the recommendation for that executive, which is then reviewed by the Chief Executive Officer for recommendation to the Compensation Committee. Our Chairman of the Board (who is not an executive of the company), in consultation with the Compensation Committee Chairman, is responsible for providing the recommendation to the Compensation Committee for the Chief Executive Officer’s base salary, target annual cash incentive and equity-based award and for purposes of this discussion is deemed to be the Chief Executive Officer’s immediate superior.

These recommendations are based, in part, on a review of competitive market data provided to management and the Compensation Committee by PwC. This data shows base salaries, total cash compensation and total compensation at the 50th and 75th percentiles of the range paid by other companies to executives holding comparable positions, which is the reference range chosen by the Compensation Committee as appropriate for benchmarking the compensation of our senior executives. The Compensation Committee, working with PwC, selects the companies for the comparison group which it believes are representative of the types of companies with which we compete for executives. See Compensation Discussion and Analysis in this Proxy Statement for the companies in the comparison group.

In addition to a review of the competitive market data, management’s recommendations for individual executives are based on a variety of other factors, including experience in the position, performance, scope of duties compared to the benchmark positions used in the competitive market data, career potential, ability to impact results and retention goals. The evaluation of these factors and their impact on the recommendations is subjectively determined by the person making the recommendation.

After the Chairman of the Board and the Compensation Committee Chairman develop the recommendations for the Chief Executive Officer, the recommendations are presented to the full Compensation Committee for review, discussion, final determination and approval. Similarly, management’s recommendations for the other senior executives, including the named executive officers, are reviewed by PwC and the Compensation Committee Chairman and presented to the full Compensation Committee for review, discussion, final determination and approval.

The Compensation Committee held five meetings in 2013.

Nominating and Governance Committee

The Nominating and Governance Committee identifies and recommends director nominees, advises the Board of Directors on corporate governance issues and Board organization and assesses Board performance.

The Board of Directors is responsible for selecting candidates for Board membership and for extending invitations to join the Board of Directors through the Nominating and Governance Committee. Candidates must meet the requirements of applicable law and listing standards, and are selected for qualities such as integrity, judgment, independence, experience, effectiveness, maturity, commitment and other relevant considerations. Any director may recommend a candidate for nomination to the Board of Directors. Consistent with its charter, the Nominating and Governance Committee is responsible for identifying and screening candidates (in consultation with the Chairman of the Board and the Chief Executive Officer), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Stockholders. Final approval of any candidate shall be determined by the Board of Directors.

The Nominating and Governance Committee will consider candidates submitted by stockholders on the same basis as other candidates. Stockholders desiring to recommend a candidate for nomination at an annual stockholder’s meeting must notify our Corporate Secretary no later than 120 days prior to the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. Communications should be sent to: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026. Communications must set forth: the name, age, business address and residence address, e-mail address and telephone number of the proposed nominee; the principal occupation or employment of the proposed nominee; the name and record address of the stockholder who is submitting the notice; and a description of all arrangements or understandings between the stockholder who is submitting the recommendation and the proposed nominee.

The Nominating and Governance Committee held two meetings in 2013.

Executive Sessions

Each regularly scheduled Board and Committee meeting includes an executive session. The Chairman of the Board of Directors presides over all Board meetings and the executive sessions thereof, including meetings of the independent directors of the Board. The Chair of each Committee presides over executive sessions of that Committee. If the Chairman of the Board is not present, a lead director is selected by the independent directors present at the Board meeting, or if the Committee Chair is not present, the presiding director for the Committee meeting is selected by the independent directors present.

Board Leadership Structure

The offices of Chairman of the Board and Chief Executive Officer have been at times combined and at times separated. The Board has exercised discretion in combining or separating the positions as it has deemed appropriate in light of prevailing circumstances. The Board of Directors believes that the combination or separation of these offices should continue to be considered as part of the succession planning process.

At the current time, the Board believes that separating these offices promotes Board efficiency, allows the Chief Executive Officer to focus more fully on the implementation of our strategy and is in the best interest of our stockholders.

Our current Chairman, Samuel Zell, is our largest investor and, as such, is particularly well qualified to ensure that the Board’s focus remains on the creation of long-term value for stockholders.

The Board’s Role in Risk Oversight

Overseeing our risk management processes and practices is a key function and competence of the Board and its committees.

Each year, management reports to the Board or one of its committees (as appropriate for the subject matter) on the nature of risks inherent in our business and risk management practices with respect thereto including: customer strategies and credit; vendor relationships and their sustainability; product liability; business continuity and information security, recovery and development; economic trends; foreign exchange; taxation; regulatory, ethical and other compliance topics; insurance; succession planning and the attraction, retention and development of employees; compensation plans; budgeting and forecasting; public reporting; liquidity and funding; working capital; capital transactions; acquisitions and divestitures; and significant geographic or product line expansions.

These risks are considered by management and the Board in developing and approving strategic plans, annual operating plans and incentive arrangements.

Communicating with the Board of Directors and Non-Management Directors

Stockholders and other parties interested in communicating directly with the Board of Directors, individual directors, the presiding director or the non-management directors may do so by directing such communications to the our Corporate Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026 and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, individual directors, the presiding director, or for non-management directors. Each communication intended for members of the Board of Directors and received by the Secretary will be reviewed by the Secretary. Communications related to the operation of the company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

Other Matters

We limit the number of corporate boards on which our directors and director nominees may serve to six, including their directorship with us. If applicable, nominees to our Board must declare their intent to reduce their board commitments to six.

REPORT OF THE AUDIT COMMITTEE

Pursuant to the Audit Committee Charter, the function of the Audit Committee is to oversee (i) the integrity of the company’s financial statements, (ii) the company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the independent registered public accounting firm and the company’s internal audit function. While the Audit Committee has the duties and powers set forth in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the company. Management is also responsible for performing an evaluation and making an assessment of the effectiveness of the company’s internal control over financial reporting as of the end of the company’s most recent fiscal year, based on a suitable, recognized control framework. The independent registered public accounting firm is responsible for auditing the company’s financial statements and the effectiveness of internal controls over financial reporting and for reviewing the company’s unaudited interim financial statements.

In fulfilling our oversight responsibilities, we have reviewed and discussed the audited financial statements in the Annual Report with management. We have reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA — Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T). In addition, we discussed with the independent registered public accounting firm their independence from management and the company, including the matters in the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with us concerning independence. We also considered independence and the compatibility of nonaudit services provided by the auditors to the company with their independence.

We discussed with the company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee regularly meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The Committee also reviews proposed interim financial statements with management and the independent registered public accounting firm. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 3, 2014 for filing with the Securities and Exchange Commission.

Melvyn N. Klein, Chair

Lord James Blyth

Frederic F. Brace

Linda Walker Bynoe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND THEIR FEES

Fees for professional services rendered by Ernst & Young LLP with respect to fiscal years 2013 and 2012 are set forth below.

Audit Fees

Fees for audit services totaled approximately $4,276,600 in 2013 and approximately $4,422,500 in 2012, including fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, other SEC filings and statutory audits of foreign subsidiaries.

Audit-Related Fees

Fees for audit-related services for use of the Ernst & Young on-line reference tool totaled approximately $5,000 in each of 2013 and 2012.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $369,800 in 2013 and approximately $464,800 in 2012.

All Other Fees

There were no fees for other services in 2013 and 2012.

Pre-Approval Policies and Procedures

The Audit Committee’s current practice is to consider for pre-approval annually all audit and non-audit services (including tax services) proposed to be provided by the independent registered public accounting firm each year. The pre-approval policy is set forth in an Audit Committee position statement. In setting forth pre-approved services in its position statement, the Audit Committee details the particular services that may be provided and the policy reason why it is logical to use Ernst & Young instead of another service provider. Should the need arise to consider engaging Ernst & Young to provide non-audit services beyond the scope of what is outlined in the position statement or in an amount in excess of the amounts pre-approved by the Audit Committee, management will bring such proposals to the Audit Committee Chairman for consideration. The Audit Committee Chairman has the authority to either act on behalf of the Audit Committee or to call a special meeting of the Audit Committee to consider any such proposal. In the event that the Audit Committee Chairman acts on behalf of the Audit Committee and pre-approves such service, the decision is reported at the next meeting of the full Audit Committee. In considering whether to approve non-audit services, the Audit Committee considers whether the provision of such services by Ernst & Young is compatible with the maintenance of that firm’s independence.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee hereby furnishes its report to the stockholders of the company in accordance with rules adopted by the SEC.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2014.

F. Philip Handy, Chair

Lord James Blyth

Frederic F. Brace

Linda Walker Bynoe

Melvyn N. Klein

George Muñoz

Stuart Sloan

COMPENSATION CONSULTING FEES

The Compensation Committee has retained PwC as its independent compensation consultant. PwC provides the Compensation Committee with data, analysis and assessment of alternatives related to the amount and form of executive and director compensation, but does not provide recommendations on compensation decisions for individual executive officers. In 2013, fees paid to PwC related to providing advice to the Compensation Committee were approximately $117,000. Fees related to other services provided by PwC to us in 2013 were approximately $1,394,000 of which $511,000 related to the administration of our defined benefit pension plans. The decision to use PwC for these other services, none of which related to executive compensation matters, was made by management. Although management reports on the nature and scope of these services, they were not specifically approved by the Compensation Committee.

As part of its review process in determining whether to engage PwC as compensation consultant for the upcoming year, the Compensation Committee assessed the independence of PwC, taking into consideration the following factors: (1) the provision of other services to us by PwC; (2) the amount of fees we paid to PwC as a percentage of PwC’s total revenue; (3) PwC’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of PwC or the individual compensation advisors employed by the firm with any of our executive officers; (5) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (6) any of our stock owned by PwC or the individual compensation advisors employed by the firm. Based on its analysis of the above factors, the Compensation Committee has concluded that no conflict of interest exists that would prevent PwC from serving as an independent consultant to the Compensation Committee. The Compensation Committee believes that the nature and scope of the other services provided to us do not impair PwC’s ability to render independent advice to the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This section of the Proxy Statement discusses our executive compensation policies and programs, our compensation philosophy and objectives, the components of our executive compensation program and the process through which compensation is determined for the named executive officers. Our named executive officers for 2013 were:

Robert J. Eck	President and Chief Executive Officer

Theodore A. Dosch	Executive Vice President — Finance and Chief Financial Officer

William A. Galvin	Executive Vice President — Enterprise Cabling and Security Solutions

Giulio Berardesca	Executive Vice President — Electrical and Electronic Wire and Cable

William A. Standish	Executive Vice President — Operations

In 2013, we followed substantially the same general policies and procedures for executive compensation that we had applied in 2012. The primary elements of our executive compensation program, which are discussed in greater detail below, include base salary, annual cash incentive awards and equity awards. These are considered together and benchmarked against compensation paid by peer companies using a reference range at the 50th and 75th percentiles of the range paid to executives in comparable positions at peer companies. We also provide deferred compensation and retirement benefits as part of our executive compensation program.

Highlights of our executive compensation program in 2013 include the following:

•

The base salaries for each of the named executive officers were increased for 2013, based on the Compensation Committee’s assessment of the individual’s performance, potential for advancement and tenure. Mr. Eck’s base salary was increased 5.9% to $900,000 (placing him at approximately 1.1% below the 50th percentile of salaries paid to CEOs of peer companies) and the base salaries of the other named executive officers saw increases ranging from 4.9% to 11.1% (placing them at 9.1% below to 10.3% above the 50th percentile of the range of base salaries for comparable executives at peer companies).

•

We provided our executives with annual incentive award plans under our Management Incentive Plan that are designed to reward performance that supports our short term performance goals. Consistent with recent practice, these awards were based on the executives meeting certain annual performance objectives approved by the Compensation Committee, including our achievement of certain specified operating earnings and rates of return on tangible capital, as well as the achievement of other quantitative or qualitative individual goals. The annual performance objectives are determined so that target total cash compensation of each named executive officer is generally between the 50th and 75th percentile of the range of total cash compensation provided to similarly situated executives in peer companies. The target amounts set for the named executive officers for 2013 provided total cash compensation ranging from 5.3% below to 40.0% above the 50th percentile.

•

In March 2013, all named executive officers received restricted stock units (RSUs), and Mr. Eck and Mr. Dosch also received stock options. These grants are shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table in this Proxy Statement. Consistent with past practice, we provided equity-based awards to our named executive officers so that their total compensation is between the 50th and 75th percentile of the total compensation provided to similarly situated executives in peer companies. We believe that the use of equity-based awards as a substantial part of compensation aligns the economic interests of the named executive officers with those of our stockholders and ensures that they maintain focus on the goal of enhancing long-term value for stockholders. The awards to the named executive officers for 2013 provided target total compensation ranging from 1.2% below to 29.8% above the 50th percentile.

Compensation Philosophy and Objectives

We believe that the talents, experience, dedication and entrepreneurial skills of our senior executives, including the named executive officers, have been and will continue to be essential to our success. Accordingly, the objectives of our compensation program are to:

•	be market competitive to attract and retain talented executives

•	recognize sustained above-market performance with comparably superior compensation

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation

•	encourage prudent levels of business risk to meet our short and long term performance goals

•	promote ownership in the company at a reasonable cost to our stockholders

•	be transparent and understandable to the participants and stockholders

•	be consistent with our corporate governance principles

To achieve these objectives, we use a variety of compensation elements, including base salary, annual cash incentive awards, equity-based awards, deferred compensation and retirement benefits, all of which are discussed below.

What our compensation program is designed to reward

Our compensation program is designed to motivate and align individual performance with our strategic objectives by rewarding and incentivizing our executives for assuming responsibilities deemed important to our success, for excelling in the discharge of those responsibilities, for achieving competitively superior performance over annual and longer periods of time and for achieving yearly financial and non-financial goals that we believe are important to the creation and maintenance of stockholder value.

The elements of our compensation program

Base salary, annual cash incentive awards and equity-based awards for senior executives, including the named executive officers, are considered together and benchmarked against compensation paid at comparable companies. We and the Compensation Committee believe that the use of benchmarking data is useful in determining the range that should be considered in setting the compensation of the named executive officers. The

Compensation Committee, working with PwC, selects the companies for the comparison group which it believes are representative of the types of companies with which we compete for executives. These companies are chosen from organizations of a similar size or representative range of revenues, market capitalization and number of employees. The selection is also based on one or more characteristics that they share in common with us, such as similar operational models, business sectors and selected financial metrics. PwC conducts a periodic peer group review to confirm the reasonableness of the peer organizations based on the above factors and may, from time to time, make adjustments to the composition of the comparison group.

The 17 companies in the comparison group for 2013 (which did not change from 2012) were:

Acuity Brands, Inc.	R.R. Donnelley & Sons Company	Owens & Minor, Inc.
Air Products & Chemicals	Fastenal Company	Patterson Companies, Inc.
Airgas, Inc.	Genuine Parts Company	United Stationers Inc.
Applied Industrial Technologies	W.W. Grainger, Inc.	Watsco, Inc.
Arrow Electronics, Inc.	Henry Schein, Inc.	Wesco International, Inc.
Barnes Group	MSC Industrial Direct Co., Inc.

The benchmarking data provided by PwC shows base salaries, total cash compensation (i.e., base salary and annual cash incentives) and total compensation (i.e., base salary, annual cash incentives and equity-based awards) at the 50th and 75th percentiles of the range paid by the comparison group of companies to executives holding comparable positions, which is the reference range chosen by the Compensation Committee as appropriate for benchmarking the compensation of our named executive officers. This information, together with recommendations from management, the Chairman of the Board and the Chairman of the Compensation Committee, are reviewed and considered by the Compensation Committee in reaching its final determination of executive compensation. See the Corporate Governance — Compensation Committee section of this Proxy Statement for more information on how management’s recommendations factor into the setting of compensation for executives other than the Chief Executive Officer and how recommendations of the Chairman of the Board and the Chairman of the Compensation Committee factor into the setting of compensation for the Chief Executive Officer.

Base Salary:    We provide our executives with a fixed level of annual income necessary to attract and retain executives. The Compensation Committee meets in the early part of each year to review executive salaries. The principal factors considered in making salary adjustment decisions include the individual’s performance, potential for advancement within the company, tenure with the company and tenure in the particular position. Annual salary adjustments typically are effective as of January 1 of each year.

Mr. Eck’s base salary was increased 5.9% from $850,000 to $900,000 effective January 1, 2013. His salary, as adjusted, placed him at approximately 1.1% below the 50th percentile of salaries paid by the comparison group of companies to their chief executive officers. The Compensation Committee believed that this was an appropriate salary for a chief executive officer in his fifth year in the position and allowed for a reasonable progression in compensation based on future performance and increased tenure as a chief executive officer.

Salaries paid to the other named executive officers are shown in the “Salary” column of the Summary Compensation Table in this Proxy Statement, and represent increases ranging from 4.9% to 11.1% over base salaries paid in 2012. These base salary rates ranged from 9.1% below to 10.3% above the 50th percentile of the range of base salaries paid by the comparison group of companies to executives holding comparable positions.

Annual Incentive Awards:    We provide our executives with annual incentive award plans designed to reward performance that supports our short term performance goals. Annual incentive award plans for the named executive officers are provided under our Management Incentive Plan approved by our stockholders in 2004. Under this plan, each year the Compensation Committee establishes an award pool equal to 3% of our operating income as reported on our consolidated statements of operations for the plan year. A percentage of the award pool is assigned each year by the Compensation Committee to each named executive officer. The total amount of all awards for any year may not exceed the amount in the award pool for that year, and the maximum award for any participant in a given year may not exceed 50% of the applicable award pool. The Compensation Committee may, in its discretion, decrease the size of the award pool or the maximum award for any participant. In this Proxy Statement, stockholders are being asked to vote on the proposal to approve a new 2014 Management Incentive Plan, which, if approved, will replace the existing Management Incentive Plan which by its terms expires at the 2014 Annual Meeting. The new Management Incentive Plan retains the same material provisions as the expiring Management Incentive Plan and will apply to awards granted to executive officers in 2015 and future years.

Each year, the Compensation Committee also approves a target annual incentive for each executive that can be earned upon meeting the performance goals contained in the annual budget. Historically, and in 2013, these incentive plans provided an opportunity to earn an award for: (1) the achievement of the operating earnings specified in the company’s annual budget approved by the Board of Directors; (2) the achievement of the rate of return on tangible capital specified in the company’s approved annual budget; and (3) the achievement of other quantitative or qualitative individual goals specified in the plan.

The budget process for determining operating earnings and the rate of return on tangible capital goals for 2013 began after we completed our 2012 mid-year review and forecast for the remainder of the year. We then considered planned actions and the potential for a changed operating environment or specific events that could have an effect on our financial performance in 2013 and considered the potential magnitude of those effects. Planned actions may include but are not limited to the opening or closing of offices or warehouses in new or existing geographies, initiatives to increase market share or market penetration, new product introductions, the introduction of existing products into new geographies and acquisitions or divestitures. We also took into account the completion of large contracts which were not likely to be repeated or replaced, gross margin trends and macro-economic expectations, and a variety of other risks which may affect results.

Finalization of the budget by management included input from sales, marketing, operations, information technology, human resources and finance management with responsibilities for various end market sales initiatives, geographic profitability or global functional support. The 2013 budget was submitted in November of 2012 to the Board of Directors for review, discussion and approval.

We have chosen to reward the achievement of budgeted operating earnings and rate of return on tangible capital because we believe that these items are among the most meaningful measures of our performance. By emphasizing earnings over sales, for example, the annual incentive plan helps to ensure that an acceptable level of profitability is maintained and enhanced.

Rate of return on tangible capital is deemed to be an important measure of our success because the wholesale distribution industry in which we compete is working capital intensive. Our assets consist primarily of inventories and accounts receivable, and the management of these assets to control borrowing costs and write downs in the value of these assets is crucial to our profitability.

Operating earnings and rate of return on tangible capital are key drivers of net income, earnings per share and return on equity, and have been chosen over these latter measures in order to eliminate the effects of decisions about our capital structure, which tend to be longer-term in nature and therefore not well-suited to the annual incentive plan.

The final component of each executive’s annual incentive plan consists of one or more quantitative or qualitative objectives, the achievement of which is deemed by his or her immediate superior (or by the Compensation Committee in the case of the Chief Executive Officer) to be within the executive’s ability to influence and to be an important contribution to our short and/or long term success.

The amount of compensation that would be earned by an executive if all objectives in the annual incentive plan were fully met (but not exceeded) is the “target” amount for that executive. The 2013 target incentives, expressed as a percentage of salary, for each named executive officer were as follows: Mr. Eck: 106%; Mr. Dosch: 80%; Mr. Galvin: 84%; Mr. Berardesca: 84% and Mr. Standish: 83%. See the Grants of Plan-Based Awards Table in this Proxy Statement for disclosure of threshold, target and maximum payouts for the named executive officers.

The target annual incentives are determined so that total cash compensation of each named executive officer is generally between the 50th and 75th percentile of the range of total cash compensation provided to similarly situated executives in the comparison group of companies. The target amounts set for the named executive officers for 2013 provided total cash compensation ranging from 5.3% below to 40.0% above the 50th percentile. The level at the upper end is due to one of the named executive officer’s long tenure with the company and sustained outstanding performance over such period.

Because the company benchmarks total cash compensation rather than annual incentives per se, and total cash compensation includes base salary, recommendations for target annual incentives can be affected by base salary determinations. However, the Compensation Committee believes that its target annual incentives are consistent with our philosophy that named executive officers should have a sizable amount of their cash compensation at risk. During the five year period from 2009-2013, annual incentives paid to the named executive officers during such period ranged from 33% to 150% of their target amounts.

The weighting of each financial component was established with respect to each named executive officer’s scope of authority. For 2013, (1) the worldwide operating earnings component for each named executive officer represented 25% to 40% of the total target annual incentive under the plan; (2) the operating earnings component for each of the two named executive officers whose plan was also based on business segment operating earnings represented 30% of the total target annual incentive under the plan; (3) the return on tangible capital component for each named executive officer whose plan was based on worldwide return on tangible capital represented 35% to 37% of the total target annual incentive under the plan; (4) the return on tangible capital component for each named executive officer whose plan was based on business segment return on tangible capital represented 20% of the total target annual incentive under the plan; and (5) the individual objective component of each named executive officer’s plan was consistent with the strategies and actions underlying the annual operating plan, and represented 25% of the total target annual incentive under the plan.

The individual qualitative objectives for each named executive officer were as follows:

Mr. Eck:	Improve profitability and working capital efficiency of our global OEM Supply business and continue to develop its global leadership; drive expansion of business in the emerging markets, with particular focus on sales and profitability, development of the management team, integration of Jorvex and evaluation of acquisition opportunities; develop improved pipeline of acquisition opportunities in target areas and geographies.

Mr. Dosch:	Oversee management of corporate capital structure to ensure adequate liquidity and target leverage; establish appropriate strategy for returning value to stockholders balanced with flexibility for potential acquisitions; develop broader business development process and drive evaluation of potential M&A opportunities; formulate and implement strategies for improving working capital management; develop processes for Finance leadership talent management.

Mr. Galvin:	Develop improved supply chain strategy for Asia; drive global improvements in margin in the Enterprise Cabling and Security Solutions (ECS) business; implement strategic programs for the ECS business; drive improvements in EMEA financial results through improved margin and profitability, supplier diversification and further penetration of new markets.

Mr. Berardesca:	Oversee continued integration of Jorvex and our entity in Peru and implement strategies to expand product offerings, improve sales functions within Jorvex and promote cross sale opportunities for ECS Peru; develop long term strategy for identifying and developing key vendors in each region; develop global strategy for Wire & Cable’s industrial project business; develop improved marketing strategies and long term business plans for the emerging markets.

Mr. Standish:	Oversee roll out of new warehouse management systems in the US; formulate strategies for improving productivity and scalability of warehouse operations in the OEM Supply business; implement strategies for Wire & Cable operations in emerging markets; drive initiative for improved consistency in global warehouse operations processes and ability to service multiple business units; oversee corporate headquarters expansion and related space consolidation.

When the financial results for the year are finalized, calculations of the amounts earned by each of the named executive officers pursuant to the terms of his or her annual incentive plan are prepared by management and furnished to the Compensation Committee. Payments for achievement of the operating earnings and rate of return on tangible capital objectives are based on the application of the formula in the annual incentive plan to the audited financial results, while payments for achievement of individual objectives assigned to each executive are based on evaluation and recommendation by the executive’s immediate superior or, in the case of the Chief Executive Officer, by the Chairman of the Board in consultation with the Chairman of the Compensation Committee, for review and approval by the Compensation Committee.

For 2013 the target incentive and the relative weight assigned to each performance goal for each named executive officer were as follows:

	Robert J. Eck	Theodore A. Dosch	William A. Galvin	Giulio Berardesca	William A. Standish
Target Incentive	$950,000	$400,000	$360,000	$360,000	$350,000
Financial Performance Goals:
Worldwide Operating Earnings	38%	38%	25%	25%	40%
Worldwide Return on Tangible Capital	37%	37%			35%
Global Wire and Cable Operating Earnings				30%
Global Wire and Cable Return on Tangible Capital				20%
Global Enterprise Cabling and Security Solutions Operating Earnings			30%
Global Enterprise Cabling and Security Solutions Return on Tangible Capital			20%
Individual Objectives	25%	25%	25%	25%	25%

For each performance goal there is a threshold level of performance, below which no incentive is paid. Attainment of the threshold level results in payment of 25% of the target incentive amount, attainment of the target level of performance results in payment of 100% of the target incentive amount, and attainment of the maximum level of performance results in payment of 150% of the target incentive amount. In each case, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

The following table sets forth for 2013 the target and payout levels for each financial performance goal, actual performance and the actual percentage of the target incentive paid.

Worldwide Operating Earnings Target: $394,198,000

Worldwide Operating Earnings Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		$354,805,000	90.0%	50%
Less than $334,683,000.0
$334,683,000.25
$394,198,000	1.0
$417,324,000 or more	1.5

Worldwide Return on Tangible Capital Target: 26.2%

Worldwide Return on Tangible Capital Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		24.9%%	95.0%	70%
Less than 22.9%	.0
22.9%	.25
26.2%	1.0
27.3% or more	1.5

Global Wire and Cable (W&C) Operating Earnings Target: $200,810,000

Global W&C Operating Earnings Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		$164,574,000	82.0%	0%
Less than $168,368,000.0
$168,368,000.25
$200,810,000	1.0
$222,323,000 or more	1.5

Global Wire and Cable (W&C) Return on Tangible Capital Target: 36.9%

Global W&C Return on Tangible Capital Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		30.5%	82.7%	0%
Less than 31.6%	.0
31.6%	.25
36.9%	1.0
40.3% or more	1.5

Global Enterprise Cabling and Security Solutions (ECS) Operating Earnings Target: $195,848,000

Global ECS Operating Earnings Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		$162,860,000	83.2%	36%
Less than $157,445,000.0
$157,445,000.25
$195,848,000	1.0
$216,337,000 or more	1.5

Global Enterprise Cabling and Security Solutions (ECS) Return on Tangible Capital Target: 28.4%

Global ECS Return on Tangible Capital Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		25.0%	88.0%	51%
Less than 23.2%	.0
23.2%	.25
28.4%	1.0
31.2% or more	1.5

Multipliers also apply to the individual objectives. For other than the Chief Executive Officer, the executive’s immediate superior evaluates the executive’s achievement of the objective. This evaluation takes into account any particular challenges encountered in performing the objective, including developments which were outside of the executive’s control. Based on this evaluation, the executive’s immediate superior makes a qualitative judgment about the extent to which the executive has met expectations for achievement of the objective, and recommends a multiplier to be applied to the target incentive. The multipliers are submitted, along with supporting commentary, to the Compensation Committee for review and approval. The Compensation Committee makes the same evaluation and determination for the Chief Executive Officer. In addition, the Compensation Committee can, at its discretion, apply a multiplier in excess of 1.5, provided the resulting total award under the annual incentive plan does not exceed the limitations imposed by our Management Incentive Plan on the amount of the aggregate award.

The performance of the named executive officers during 2013 resulted in the following multipliers applied to their target annual incentive with respect to their individual objectives: Mr. Eck: 1.50; Mr. Dosch: 1.10; Mr. Galvin: .90; Mr. Berardesca: 1.20 and Mr. Standish: 1.00. Annual incentive awards paid to the named executive officers with respect to the corporate performance goals and the individual objectives in accordance with these results are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement.

Equity-Based Awards:    We are dedicated to enhancing long-term value for our stockholders, and believe that the best way to ensure our senior executives, including the named executive officers, maintain focus on this goal is to provide a substantial part of their total compensation in the form of equity-based awards. Our use of equity-based awards is designed to promote ownership and align the economic interests of senior executives to those of our stockholders at a reasonable cost and to reward and retain senior executives identified as key to the continuity and success of our business or as high potential succession candidates. Because we believe that it is duplicative to apply the performance-based criteria used to determine annual cash incentives to equity-based compensation, we have historically, and in 2013, chosen to condition the vesting of equity-based awards on the passage of time.

Our Stock Incentive Plan approved by stockholders in 2010, as well as predecessor plans, provide for various types of awards, including stock options, stock appreciation rights, stock awards, performance shares, stock units, performance units and dividend equivalent rights.

We have traditionally provided long term incentive compensation to our named executive officers through a combination of stock options and restricted stock units (RSUs). Stock options provide an element of risk to executives in that value is created for the executives only when value is created for stockholders, and they provide a more leveraged vehicle for accomplishing this objective. RSUs manage potential increased dilution that would result from using only options, and provide executives with outright value that supports executive retention. As compared to options, fewer RSUs can be used to meet long-term compensation objectives.

In March, 2013, all named executive officers received RSUs, and Mr. Eck and Mr. Dosch also received stock options (their awards consisted of 50% of the value in RSUs and 50% in options). We generally provide equity-based awards to the named executive officers so that their total compensation is between the 50th and 75th percentile of the total compensation provided to similarly situated executives in the comparison group of companies. This reflects our practice of leveraging total compensation relative to the benchmark rates which is consistent with our philosophy that senior executives, including the named executive officers, should receive a sizable amount of their total compensation as equity in the company. Because we benchmark total compensation for our named executive officers rather than equity-based awards per se, and total compensation includes total cash compensation, recommendations for equity-based awards can be affected by total cash compensation determinations.

In determining the total amount of equity to award each year, the Compensation Committee also reviews the dilution and value transfer rates of the companies in the comparison group. With respect to dilution, PwC presents, for each company in the comparison group, shares reserved as a percentage of total diluted shares outstanding, along with the percentages associated with the 25th, 50th and 75th percentiles. Lower percentiles correlate to lower dilution. Based on that data, the company was between the 50th and 75th percentiles.

With respect to value transfer, PwC presents, for each company in the comparison group, the value (as a percentage of market capitalization) of equity grants to all recipients and to the chief executive officer for each of the three most recent years available, and the three year average. Percentages associated with the 25th, 50th and 75th percentiles are also presented. Lower percentiles correlate to lower award values in relation to market capitalization. Based on that data, the company was between the 50th and 75th percentiles in total value transferred in 2013, and between the 50th and 75th percentiles in value transferred to its Chief Executive Officer in 2013. Management also presents the year-end value of all of our outstanding equity-based awards.

These grants to the named executive officers are shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table in this Proxy Statement.

Pensions:    We believe that providing a measure of retirement income to our employees, including our named executive officers, is important to our recruitment and retention goals. Accordingly, certain U.S.

employees and employees of certain foreign subsidiaries participate in company-sponsored plans. For certain highly compensated employees in the U.S., we provide a non-qualified excess benefit plan which extends the applicable benefit formula in the qualified pension plan to eligible compensation that exceeds the amount allowed by the Internal Revenue Code (“Code”) to be taken into account under the qualified plan ($255,000 in 2013). All named executive officers participate in the excess benefit plan. See the discussion accompanying the Pension Benefits Table in this Proxy Statement.

Deferred Compensation:    We believe that providing a method for employees, including the named executive officers, to save for retirement on a tax-deferred basis is important to our recruitment and retention goals. Accordingly, substantially all U.S. employees are eligible to participate in the company’s 401(k) plan. For certain highly compensated employees, including the named executive officers, we provide a non-qualified deferred compensation plan that enables participants to defer up to 50% of their salary and 100% of their annual incentive until retirement or other specified future date. The plan also provides for employer contributions in certain instances. We pay interest on the deferrals and contributions and provide an enhanced crediting rate if the company meets certain pre-determined financial performance goals. See the discussion accompanying the Nonqualified Deferred Compensation Table in this Proxy Statement.

Perquisites:    Historically, perquisites for senior executives have been very limited in scope and value. In 2013, we provided two of the named executive officers, Messrs. Galvin and Berardesca, with company paid club memberships for the purpose of entertaining business clients, and in the case of Mr. Berardesca, a non-U.S. citizen, U.S. tax preparation assistance. None of the other named executive officers receive any perquisites. The Compensation Committee periodically reviews the types and costs of any perquisites to ensure they remain aligned with our compensation philosophy. In early 2014, we discontinued the payment of club memberships for Messrs. Galvin and Berardesca and the payment of tax preparation fees for Mr. Berardesca.

Deductibility of Compensation

Section 162(m) of the Code limits the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and the three other most highly compensated officers of a public company other than the chief financial officer to $l,000,000 per year, but contains an exception for certain performance-based compensation. It is our policy to structure our incentive and equity-based compensation in a manner that will minimize the impact of limitations imposed by Section 162(m) to the extent we can reasonably do so consistent with our goal of retaining and motivating our executives in a cost effective manner. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in our best interest. Grants of stock options under our Stock Incentive Plans and awards under our Management Incentive Plan qualify as “performance-based compensation” under Section 162(m). Base salary does not by its nature qualify as performance-based compensation under Section 162(m). RSUs granted under our Stock Incentive Plan generally are not considered performance-based, and may not be fully deductible if paid to an executive officer while he is subject to Section 162(m).

Stock Ownership Guidelines

To promote the alignment of the interests of directors and senior executives, including the named executive officers, with those of our stockholders, we have established minimum company stock ownership guidelines. Under these guidelines, directors are required to hold stock valued at three times their annual retainer and the Chief Executive Officer is required to hold stock valued at five times his base salary. The Chief Executive Officer sets the minimum company stock ownership guidelines for the other senior executives. The value of shares owned, vested RSUs and vested stock options is used to determine whether the guidelines have been met. The Compensation Committee is responsible for recommending appropriate actions in respect of persons failing to meet the ownership guidelines within five years of those persons becoming subject to the guidelines. Our Global Business Ethics and Conduct Policy prohibits hedging against a decline in our share price.

All directors and executives subject to these requirements are either above their ownership requirements or, taking into account the continued vesting of previous and/or anticipated equity-based awards, are expected to achieve their requirement within the prescribed five year timeframe.

Executives are not subject to minimum holding periods; however, in the event an executive does not meet the company’s stock ownership guidelines, the Board may take corrective action including, but not limited to, prohibiting sales of stock until the executive meets the applicable guideline.

Timing of Awards

Annual cash incentive awards for the most recently completed fiscal year are determined by the Compensation Committee at its regularly scheduled meeting in the first quarter each year, after the financial statements for the recently completed year are finalized and results are publicly reported. These financial statements are necessary to complete the calculation of the amount of awards earned.

Base salaries, annual cash incentive targets and equity-based awards for the current year are also determined at the first quarter meeting, after the Board of Directors has approved the operating budgets for the year, PwC has provided benchmarking data and management has formulated its recommendations.

Equity-based awards are generally granted on March 1 of each year. The Compensation Committee chose March 1 of each year as the grant date in order to reduce the administrative burden of issuing shares on multiple dates each year as previously issued RSUs vested. Under certain limited circumstances, such as in connection with a promotion or new hire, the Compensation Committee will make grants on a date other than March 1.

These awards are approved at the meeting as dollar-value awards to each recipient rather than a number of shares, units or options. The number of shares or units to be granted to each recipient is determined by dividing the dollar-value award to each participant as approved by the Compensation Committee, by the closing price of our stock on the grant date or, if not a trading day, the immediately preceding trading day. The number of options to be granted is similarly determined, using their Black-Scholes value on the grant date or, if not a trading day, the immediately preceding trading day. The exercise price of stock options is the closing price of the underlying common stock on the grant date or, if not a trading day, the immediately preceding trading day.

Recovery of Awards

Beginning in 2010, all annual incentive and long term incentive awards to senior executives, including the named executive officers, are expressly conditioned upon our right to recoup a portion or all of any such award granted in respect of any fiscal year for which our financial results are restated.

Consideration of Prior Say-on-Pay Vote

At the 2013 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 98.2% of shares present at the meeting and entitled to vote. The Compensation Committee considered these results and, based on our strategic objectives, our performance and the close alignment of the compensation program with stockholder interests and the overwhelming support of stockholders from 2013, determined not to make any major changes to compensation plans and programs for fiscal 2014. Accordingly, the Compensation Committee has decided to follow the same general policies and procedures described above in setting compensation for 2014.

EXECUTIVE COMPENSATION

2013 SUMMARY COMPENSATION TABLE

This table shows the compensation for the fiscal years ended January 3, 2014, December 28, 2012 and December 30, 2011 of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
Robert J. Eck	2013	900,000	1,225,018	1,224,996	(6)	782,800	6,110	(7)	91,177	4,230,101
President & Chief Executive Officer	2012	850,000	1,199,995	1,200,000		318,750	1,129,288		8,068	4,706,101
	2011	800,000	1,150,008	1,149,997		1,125,000	933,817		5,094	5,163,916
Theodore A. Dosch	2013	500,000	374,980	375,010	(6)	289,600	7,389	(8)	6,295	1,553,274
Executive Vice President — Finance and Chief Financial Officer	2012	450,000	349,984	349,995		140,625	13,974		4,848	1,309,426
	2011	388,500	499,962	500,013		463,125	10,908		4,136	1,866,644

William A. Galvin(9)	2013	430,000	699,991	0		201,600	4,676	(10)	56,898	1,393,165
Executive Vice President — Enterprise Cabling and Security Solutions
Giulio Berardesca(9)	2013	430,000	650,021	0		153,000	3,590	(11)	63,795	1,300,406
Executive Vice President — Electrical and Electronic Wire and Cable
William A. Standish(9)	2013	420,000	450,004	0		243,250	19,016	(12)	41,963	1,174,233
Executive Vice President — Operations

(1)	The amounts in this column reflect salary earned by each named executive officer for the applicable year. 2013 salary increases were effective January 1, 2013.

(2)	The amounts in these columns are the grant date fair value of restricted stock unit awards and option awards computed in accordance with FASB ASC Topic 718 for each fiscal year shown. For an explanation of assumptions used in valuing the awards, see Note 9 to the Consolidated Financial Statements contained in our 2011 Form 10-K, Note 9 to the Consolidated Financial Statements contained in our 2012 Form 10-K and Note 9 to the Consolidated Financial Statements contained in our 2013 Form 10-K.

(3)	The amounts in this column reflect the cash incentive payments we awarded under the Management Incentive Plan to each named executive officer for the fiscal years shown.

(4)	Amounts shown in this column include the annual change for the fiscal year in the actuarial present value of each executive’s accumulated benefit under all company defined benefit plans. See Note 8 to the Consolidated Financial Statements contained in our 2013 Form 10-K. This column also includes above market earnings on deferred compensation in 2011, 2012 and 2013. The decreases in the actuarial present value of the accumulated benefit under all company defined pension plans were primarily due to the increases in the discount rates from 3.95% to 4.83% for the Pension Plan and 3.76% to 4.54% for the Excess Plan. An increase in the discount rate results in a lower present value of benefits when compared to the prior year.

(5)	For components of the amounts in this column, see the 2013 All Other Compensation table below.

(6)	In accordance with the anti-dilution provisions of our stock incentive plans, the number of outstanding options and the exercise prices were adjusted to reflect the special cash dividend declared on November 25, 2013. The adjusted number of options and the adjusted exercise prices are set forth in the Outstanding Equity Awards at 2013 Fiscal Year-End Table of this Proxy Statement. This adjustment did not affect the grant date fair value.

(7)	Reflects the above market earnings on deferred compensation of $6,110. The actuarial present value of the accumulated benefit under all company defined benefit plans decreased by $106,369.

(8)	Reflects the above market earnings on deferred compensation of $1,133. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $6,256.

(9)	On May 9, 2013, the company designated Messrs. Galvin, Berardesca and Standish as executive officers of the company.

(10)	Reflects the above market earnings on deferred compensation of $4,676. The actuarial present value of the accumulated benefit under all company defined benefit plans decreased by $167,208.

(11)	Reflects the above market earnings on deferred compensation of $3,590. The actuarial present value of the accumulated benefit under all company defined benefit plans decreased by $191,152.

(12)	Reflects the above market earnings on deferred compensation of $19,016. The actuarial present value of the accumulated benefit under all company defined benefit plans decreased by $117,002.

2013 All Other Compensation

Named Executive Officer	Company Contributions to 401(k) Plan ($)	Company Credits to Deferred Compensation Plan(1) ($)	Interest on Dividend Equivalents(2) ($)	Country Club Membership Dues ($)	Spousal Travel ($)	Tax Preparation Assistance ($)
Robert J. Eck	16,450	67,166	7,561	0	0	0
Theodore A. Dosch	4,121	0	2,174	0	0	0
William A. Galvin	16,450	21,451	2,700	16,297	0	0
Giulio Berardesca	12,625	25,925	2,888	19,494	1,863	1,000
William A. Standish	15,558	22,500	3,905	0	0	0

(1)	These amounts reflect credits to the executive’s Deferred Compensation Plan account for the portion of the one-time transition contribution that could not be made to the 401(k) Plan due to IRS limits. See the discussion following the 2013 Nonqualified Deferred Compensation table.

(2)	These amounts reflect interest on dividend equivalents credited to stock units that was paid to the executive when the stock units vested.

Employment Agreements

We have no employment agreements with any of our executives.

2013 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to (1) estimated payouts under non-equity incentive plans in 2013 and (2) restricted stock units and options awarded in 2013.

Name	Grant Date	Committee Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)
Robert J. Eck		2/21/13	237,500	950,000	1,425,000
	3/1/13	2/21/13				17,847	42,877	68.64	2,450,014
Theodore A. Dosch		2/21/13	100,000	400,000	600,000
	3/1/13	2/21/13				5,463	13,126	68.64	749,990
William A. Galvin		2/21/13	90,000	360,000	540,000
	3/1/13	2/21/13				10,198	0	68.64	699,991
Giulio Berardesca		2/21/13	90,000	360,000	540,000
	3/1/13	2/21/13				9,470	0	68.64	650,021
William A. Standish		2/21/13	87,500	350,000	525,000
	3/1/13	2/21/13				6,556	0	68.64	450,004

(1)	The Compensation Committee generally approves equity awards at its regularly scheduled meeting in the first quarter each year, to be granted on the following March 1. March 1 was chosen as the annual grant date to reduce the administrative burden in issuing awards with varying grant dates.

(2)	Payouts under the Management Incentive Plan were based on performance in 2013, which has now occurred. Thus, the amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set earlier in 2013. Actual amounts paid under the Management Incentive Plan for 2013 are reflected in the Summary Compensation Table of this Proxy Statement as Non-Equity Incentive Plan Compensation.

(3)	The number of outstanding options and their exercise prices as set forth in these columns were subsequently adjusted in accordance with the anti-dilution provisions of our stock incentive plans to reflect the special cash dividend declared on November 25, 2013. The adjusted number of options and the adjusted exercise prices are set forth in the Outstanding Equity Awards at 2013 Fiscal Year-End Table of this Proxy Statement

(4)	Calculated in accordance with FASB ASC Topic 718. The stock options and/or restricted stock units vest in 1/3 increments during employment beginning on the second anniversary of the March 1, 2013 grant date, except for Mr. Berardesca’s restricted stock unit grant that vests in 1/3 increments during employment beginning on the first anniversary of the March 1, 2013 grant date. The exercise price of the option awards granted on March 1 was $68.64, which was our closing stock price on March 1, 2013. The fair value of the stock option grants was $28.57 per share, which was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: expected stock price volatility of 42.0%; expected dividend yield of zero; risk-free interest rate of 1.1%; and an average expected life of 6.125 years. Restricted stock units were valued at $68.64 per unit, which was the closing price of the underlying common stock on March 1, 2013.

Management Incentive Plan

For 2013, the Compensation Committee approved annual incentive awards composed of three components: operating earnings, return on tangible capital and individual objectives. The Compensation Committee set a target incentive amount for each named executive officer ranging from 80% to 106% of base salary. The actual payout for each component of the annual incentive award can range from zero to 150% of the target incentive opportunity for each component. For each component, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

A significant portion of each named executive officer’s incentive opportunity (75%) was based on the two financial components, determined on a worldwide and/or business segment basis. Each year, the Compensation Committee sets operating earnings target, threshold and maximum amounts. If the company reaches the threshold operating earnings amount, the executive is eligible for a threshold payment of 25% of the operating earnings component of the incentive award, with pro rata increases in payout as operating earnings reach the target amount. Exceeding the operating earnings target amount will result in payments above the target incentive award amount, up to a maximum of 150%. Similarly, the Compensation Committee sets yearly return on tangible capital target, threshold and maximum amounts. At the threshold return on tangible capital amount, the executive receives 25% of the return on tangible capital component of the incentive award, with pro rata increases in payout as return on tangible capital reaches the target amount. Exceeding the target return on tangible capital amount will result in payments above the target incentive amount up to a maximum of 150%. The remaining portion of the annual incentive opportunity is based on achievement of individual objectives, which are determined subjectively by the Chief Executive Officer or, in the case of the Chief Executive Officer, by the Chairman of the Board in consultation with the Chairman of the Compensation Committee.

See “Annual Incentive Awards” in the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of the Management Incentive Plan.

Restricted Stock Units

For 2013, restricted stock units were granted under the company’s 2010 Stock Incentive Plan. Generally, one-third of the restricted stock units vest during employment on each anniversary of the grant date beginning with the second anniversary of the grant date, or in limited cases, beginning with the first anniversary of the grant date. Holders of restricted stock units have the right to receive dividend equivalents, which are credited at the time dividends are paid and are held by the company until the units vest. Dividend equivalents are credited with interest equal to 4.0% per year until the units vest.

Stock Options

For 2013, stock options were granted under the company’s 2006 Stock Incentive Plan. Options granted to the named executive officers in 2013 vest during employment in one-third increments on each anniversary of the grant date beginning with the second anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

This table sets forth information for each named executive officer with respect to (1) each grant of stock options outstanding as of January 3, 2014 and (2) each outstanding restricted stock unit that has not vested as of January 3, 2014.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock that Have Not Vested ($)(5)
Robert J. Eck	58,035	(6)	0		38.28	03/01/2016	53,892	4,829,262
	17,567	(7)	0		50.42	03/01/2017
	14,995	(7)	0		69.48	10/01/2017
	33,174	(7)	0		54.08	03/01/2018
	15,812	(7)	0		49.80	07/01/2018
	73,306	(7)	0		24.33	03/01/2019
	47,137	(7)	23,569	(8)	35.33	03/01/2020
	15,117	(7)	30,235	(8)	61.74	03/01/2021
	0		48,540	(8)	61.19	03/01/2022
	0		45,450	(8)	64.75	03/01/2023
Theodore A. Dosch	7,070	(7)	3,535	(8)	35.33	03/01/2020	16,578	1,485,555
	3,287	(7)	6,573	(8)	61.74	03/01/2021
	3,549	(7)	7,099	(8)	58.28	07/01/2021
	0		14,157	(8)	61.19	03/01/2022
	0		13,914	(8)	64.75	03/01/2023
William A. Galvin	12,267	(7)	0		50.42	03/01/2017	25,195	2,257,724
	8,114	(7)	0		69.48	10/01/2017
	15,312	(6)	0		54.08	03/01/2018
	27,405	(7)	0		24.33	03/01/2019
	15,319	(7)	7,660	(8)	35.33	03/01/2020
	4,272	(7)	8,545	(8)	61.74	03/01/2021
Giulio Berardesca	0		0				18,808	1,685,385
William A. Standish	8,995	(7)	0		50.42	03/01/2017	20,837	1,867,204
	12,758	(7)	0		54.08	03/01/2018

(1)	In accordance with the anti-dilution provisions of our Stock Incentive Plans, this table reflects the adjustment to the number of outstanding options and the exercise prices to reflect the special cash dividends declared on September 23, 2010, April 24, 2012 and November 25, 2013.

(2)	Unvested awards are generally forfeited upon termination of employment for any reason.

(3)	Each option was granted 10 years prior to the expiration date shown in this column.

(4)	Restricted stock units vest during employment in 1/3 increments beginning on the second anniversary of each grant date, except for Mr. Berardesca’s restricted stock units that vest during employment in 1/3 increments beginning on the first anniversary of the grant date. Unvested awards are generally forfeited upon termination of employment for any reason.

The unvested restricted stock units for the named executive officers will vest as follows:

Unit Vesting

Name	3/1/2014	7/1/2014	3/1/2015	7/1/2015	3/1/2016	3/1/2017
Robert J. Eck	19,043	0	17,187	0	11,713	5,949
Theodore A. Dosch	4,042	1,260	4,692	1,261	3,502	1,821
William A. Galvin	7,206	0	8,068	0	6,522	3,399
Giulio Berardesca	9,373	0	6,278	0	3,157	0
William A. Standish	7,816	0	6,489	0	4,347	2,185

(5)	Represents the value of shares of common stock covered by the restricted stock units, using $89.61, which was the closing price of our common stock on January 3, 2014.

(6)	These stock options vested in 1/3 increments beginning on the fourth anniversary of the grant date.

(7)	These stock options vested in 1/3 increments beginning on the second anniversary of the grant date.

(8)	These stock options vest during employment in 1/3 increments beginning on the second anniversary of the grant date.

2013 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to (1) the exercise of stock options during fiscal 2013 by each named executive officer, (2) the dollar amount realized upon such exercise, (3) the number of shares of common stock acquired by each named executive officer during fiscal 2013 as a result of the vesting of restricted stock units and (4) the value of those vested shares.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert J. Eck	0	0	21,780	1,490,405
Theodore A. Dosch	0	0	6,738	470,558
William A. Galvin	7,000	229,607	7,484	512,130
Giulio Berardesca	32,206	329,664	11,290	772,575
William A. Standish	940	33,596	10,754	735,896

(1)	The amount represents the difference between the exercise price and the price at which the shares acquired upon exercise were sold.

(2)	Represents the value of our common stock on the vesting date. This value equals the number of shares acquired on the vesting date multiplied by either the average of the high and low prices of our stock on the NYSE on such date, if the vesting date is a trading day, or the previous trading day’s closing price of our stock on the NYSE, if the vesting date is not a trading day.

2013 PENSION BENEFITS

We provide defined pension benefits under our Pension Plan and our Excess Benefit Plan. This table shows (1) the years of service credited to each named executive officer under each plan in which the named executive officer is entitled to benefits and (2) the present value of the accumulated benefit payable under each such plan to each named executive officer upon retirement at age 65.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert J. Eck	Anixter Inc. Pension Plan	24.00	1,583,989	0
	Anixter Inc. Excess Benefit Plan	24.00	1,610,921	0
Theodore A. Dosch	Anixter Inc. Pension Plan(3)	4.95	34,697	0
William A. Galvin	Anixter Inc. Pension Plan	26.42	1,235,694	0
Giulio Berardesca	Anixter Inc. Pension Plan	40.67	1,655,661	0
	Anixter Inc. Excess Benefit Plan	40.67	900,266	0
William A. Standish	Anixter Inc. Pension Plan	30.00	1,853,689	0
	Anixter Inc. Excess Benefit Plan	30.00	457,897	0

(1)	The number of years of service credited to the named executive officer under the specified plan, computed as of January 3, 2014 which is the same measurement date used for financial statement reporting purposes in our 2013 Form 10-K. Credited service was based on hours worked through July 31, 2006 and an elapsed time method from August 1, 2006 forward. No credit is given for years not worked.

(2)	The actuarial present value of the named executive officer’s accumulated benefits under the applicable plan, computed as of the same January 3, 2014 measurement date used for financial statement reporting purposes in our 2013 Form 10-K.

(3)	The pension benefit is based on the formula described below that is applicable to hires after June 1, 2004.

Pension Plan and Excess Benefit Plan

Our Pension Plan is a tax-qualified pension plan covering all US employees, excluding any person subject to a collective bargaining agreement which does not provide for coverage under the Pension Plan. The monthly benefit formula for all employees hired prior to June 1, 2004 provides an amount equal to the employee’s years of continuous service (not to exceed 30) multiplied by the sum of 0.65% of the portion of the employee’s Final Average Pay that is less than or equal to 1/12 of the employee’s Covered Compensation (an amount specified in the Pension Plan based on year of birth), plus 1.3% of the portion of the employee’s Final Average Pay in excess of 1/12 of the employee’s Covered Compensation. Final Average Pay means the highest average monthly salary and bonus (including, but not limited to, overtime, commissions, performance-based bonuses, employee referral bonuses, and amounts deferred under a nonqualified deferred compensation plan or under Code Sections 125, 401(k), and 132 plans) paid during a 60-consecutive month period occurring in the 120-month period prior to termination of employment, taking into account the applicable Code limits. For certain participants, the qualified plan benefit was increased through an amendment which resulted in a corresponding decrease in the Excess Benefit Plan benefit. The monthly benefit formula for employees hired on or after June 1, 2004 is the sum of 0.15% of salary excluding bonuses (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is fewer than five, plus 0.20% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is five or greater. Salary for this purpose includes amounts deferred under a nonqualified deferred compensation plan or under Code Sections 125, 401(k), and 132 plans. In addition, each participant hired after June 1, 2004 has a Personal Retirement Account that is treated as a minimum benefit, whether taken as a lump sum or annuity. The Personal Retirement Account is a notional account that receives an annual pay credit equal to 2.0% of salary excluding bonuses (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is fewer than five or 2.5% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is five or greater.

The Excess Benefit Plan is available to US employees who are recommended by the Chief Executive Officer and approved by the Compensation Committee. For employees hired prior to June 1, 2004, it utilizes the same benefit formulas in the Pension Plan, except that the formula is applied to the portion of the salary and bonus (as described above) and annual benefits that cannot be taken into account under the Pension Plan due to Code limits. For employees hired on or after June 1, 2004, the Excess Benefit Plan provides a Personal Retirement Account that is credited with an annual pay credit of 2.0% of salary and bonus for each plan year after 2010 in which the participant’s years of continuous service is fewer than five or 2.5% of salary and bonus for each plan year after 2010 in which the participant’s years of continuous service is five or greater, less the annual amount credited to the Pension Plan Personal Retirement Account. The Excess Benefit Plan Personal Retirement Account grows with interest based on current 10-year Treasury rates. The purpose of the Excess Benefit Plan is to provide those eligible participants with a retirement benefit that recognizes the participant’s full salary and bonus and any benefit amounts restricted by Code limits.

Participants hired prior to June 1, 2004 are eligible to receive a retirement benefit under the Pension Plan and the Excess Benefit Plan after completing five years of service. The normal retirement age for receiving full benefits under the Pension Plan and the Excess Benefit Plan is 65. Employees hired prior to June 1, 2004, after attaining age 55, may retire and elect to receive early payment, although the amounts paid are actuarially reduced to reflect the longer payment period. Any such employee who terminates employment prior to age 55 but has five years of service is eligible for a deferred vested benefit beginning at age 65 (or age 55 subject to an actuarial reduction). Employees hired on or after June 1, 2004 may retire at any age after completing three years of service and receive benefit payments subject to actuarial reduction. We do not grant extra years of credited service under the Pension Plan or Excess Benefit Plan. Participants in the Pension Plan hired prior to June 1, 2004 may elect to receive payments as follows: single life annuity, 10-year certain with life annuity, joint and survivor annuity, and joint and contingent annuity. Participants in the Excess Benefit Plan hired prior to June 1, 2004, may elect to receive payments as follows: single life annuity and joint and survivor annuity. For these participants, a lump sum payment is also available under the Pension Plan and Excess Benefit Plan if the value of the benefit is under $10,000. Participants in the Pension Plan hired on or after June 1, 2004 may elect to receive payments as follows: single life annuity, joint and survivor annuity, and lump sum. Participants in the Excess Benefit Plan hired on or after June 1, 2004 will receive their benefit payment as a lump sum. The lump sum payable to employees hired on or after June 1, 2004 cannot be less than the Personal Retirement Account. Currently, Messrs. Eck, Berardesca and Standish are eligible for early retirement payments under the Pension Plan and the Excess Benefit Plan.

In 2013, we completed a redesign of our retirement program, and as part of this redesign, beginning January 1, 2014, all participants, regardless of their date of hire, began accruing benefits under the Pension Plan pursuant to the formula that previously applied only to participants hired on or after June 1, 2004. This change flows through to the Excess Plan, which continues to provide the portion of the Pension Plan benefit that cannot be provided under the Pension Plan due to IRS limits. As described below, employer contributions under the Employee Savings Plan and Nonqualified Deferred Compensation Plan were increased as part of the retirement program redesign.

Assumptions

The assumptions used in calculating the present value of the projected accumulated benefits under the Pension Plan and Excess Benefit Plan are set forth in Note 8 to the company’s Consolidated Financial Statements contained in our 2013 Form 10-K.

2013 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s benefit under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Robert J. Eck	0	67,166	34,626	0	1,061,443
Theodore A. Dosch	51,000	0	6,053	0	186,707
William A. Galvin	94,900	21,451	25,719	0	788,362
Giulio Berardesca	0	25,925	20,346	0	610,167
William A. Standish	103,829	22,500	107,089	0	3,120,873

(1)	These amounts are reflected in the Summary Compensation Table in this Proxy Statement, as “Salary” or “Non-Equity Incentive Plan Compensation”.

(2)	These amounts represent a one-time transition contribution credited to each executive’s account under the Deferred Compensation Plan and are reflected in the “All Other Compensation” column of the Summary Compensation Table.

(3)	The following amounts are reflected as above market earnings in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Eck: $6,110; Mr. Dosch: $1,133; Mr. Galvin: $4,676; Mr. Berardesca: $3,590 and Mr. Standish: $19,016. The remaining amounts are market earnings that are not reported in the Summary Compensation Table.

(4)	The following amounts have been reported as compensation in this or prior years’ Summary Compensation Tables: Mr. Eck: $367,433; Mr. Dosch: $175,873; Mr. Galvin: $121,027; Mr. Berardesca: $29,515 and Mr. Standish: $145,345. The remaining amounts are market earnings that are not reported in the Summary Compensation Table.

Selected employees are eligible to participate in our Deferred Compensation Plan. Under this plan, participants may defer up to 50% of base salary and up to 100% of annual non-equity incentive. Elections are made annually, prior to the beginning of the calendar year for which the election is effective. Once made, deferral elections are irrevocable for the year. Deferred amounts are credited to an account established for each participant. If the participant makes the maximum permissible elective deferrals under our tax-qualified Employee Savings Plan, we also provide the portion of the matching contribution, if any, that could not be made under the Employee Savings Plan as a result of the deferrals made under the Deferred Compensation Plan. No named executive officers received a matching contribution under the Deferred Compensation Plan for 2013.

Interest is credited at the end of each month and accrues on the average daily balance of the account at 140% of the three month average of the previous quarter’s 10 year Treasury Note rate. This rate was designed to approximate our long-term borrowing rate. For 2013, the average crediting rate was 3.61%. Active participants are eligible to receive an enhanced crediting rate of up to one-half percentage point per quarter if we meet or exceed certain quarterly performance goals. The enhanced crediting rate is credited at the end of each eligible calendar quarter. Participants must be employed for at least one-half the quarter to be eligible for this enhanced rate. In 2013, partial enhanced crediting was paid for two out of four quarters.

All deferrals must remain in the Deferred Compensation Plan for at least five years from deferral date, except for terminations due to retirement, disability or death. At the time they make their deferral election, participants also elect the form and time of distribution. Retirement and disability payment options are: lump sum, monthly installments or a combination of lump sum and monthly installments. For pre-2005 deferrals, the number of monthly installments may not exceed 120. For post-2004 deferrals, the number of monthly installments may not exceed 180. For all other terminations, excluding death, participants receive a lump sum on the first of the calendar year two years following employment termination, provided deferrals have been in the plan for five years. Pre-2005 deferrals are eligible for an accelerated distribution at any time, subject to a 10%

penalty. Post-2004 deferrals have no such accelerated distribution allowance. A participant may receive early distribution without penalty by providing evidence of severe financial hardship as defined by the plan and IRS. In the event of termination due to the participant’s death, the beneficiary receives a lump sum distribution if the participant is under age 55, or in the form the participant had elected for retirement benefits if age 55 or older.

Employees may change their elections with respect to the form and timing of distributions. Such changes must be made at least two calendar years prior to the current distribution date for pre-2005 deferrals. For post-2004 deferrals, such changes must be made at least 12 months prior to the date any amount is distributable, provided that any change must defer the distribution for at least five years beyond the date the payment would otherwise have been made or begun.

In connection with the 2013 redesign of our retirement program, we increased the matching contribution under the Employee Savings Plan beginning January 1, 2014 and made a one-time transition contribution to the Employee Savings Plan for 2013 for each active participant who on December 31, 2013 was 50 or older, whose age and service equaled 70 or more, and whose Pension Plan benefit prior to 2014 was calculated pursuant to the formula in effect for participants hired prior to June 1, 2004. The transition contribution was equal to 5% of the participant’s average 2012 and 2013 salary. The Deferred Compensation Plan provided a contribution equal to the portion of the transition contribution that could not be made under the Employee Savings Plan due to IRS limits on compensation ($250,000 in 2012 and $255,000 in 2013). Messrs. Eck, Galvin, Berardesca and Standish received this transition contribution.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Stock Incentive Plans

Neither the Stock Incentive Plans nor related award agreements provide for accelerated vesting of stock options or RSUs upon any termination of employment or change in control of the company. In the case of stock options, our Stock Incentive Plans provide that (i) if an employee’s employment is terminated for other than death or cause, vested stock options can be exercised for 90 days after termination (or if earlier, the expiration of the option term), and if the employee subsequently dies within such 90-day period, such vested options can be exercised for 12 months following such death (or if earlier, the expiration of the option term); (ii) if an employee’s employment is terminated due to death, the stock option can be exercised for 12 months (or if earlier, the expiration of the option term); and (iii) if an employee’s employment is terminated for cause (as determined by the Compensation Committee in its sole discretion), all options expire on the date of such termination. In addition, options granted in 2010 and after may be exercised until the earlier of their stated term or 12 months after retirement to the extent the options are exercisable at retirement. If the employee should die within this period, the above described options may be exercised for 15 months following retirement or if earlier, the end of their stated term.

We do not have any change of control or termination agreements with any of our executive officers.

NON-EMPLOYEE DIRECTOR COMPENSATION(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Lord James Blyth	0	191,650	191,650
Frederic F. Brace	55,500	150,148	205,648
Linda Walker Bynoe	0	213,127	213,127
Robert W. Grubbs	0	160,224	160,224
F. Philip Handy	0	187,619	187,619
Melvyn N. Klein	75,500	150,148	225,648
George Muñoz	41,500	150,148	191,648
Stuart M. Sloan	0	175,202	175,202
Matthew Zell	0	160,224	160,224
Samuel Zell	0	325,101	325,101

(1)	Directors who are employees of the company are not compensated for their Board service. Amounts shown include (i) $2,500 for each Board, Compensation Committee and Nominating and Governance Committee meeting attended, (ii) a $7,500 annual retainer for the chair of the Nominating and Governance Committee, (iii) a $10,000 annual retainer for the chair of the Compensation Committee; (iv) $3,500 for each Audit Committee meeting attended and a $20,000 annual retainer for the chair of the Audit Committee and (v) an annual retainer of $150,000 except for the Chairman of the Board who received an annual retainer of $325,000. The Chairman of the Board does not receive any fees for meetings attended. Annual retainers are paid in vested stock units; each director may elect to receive meeting fees and chair retainers in cash or in stock units. The annual retainer and any chair retainers elected to be received in stock units are paid quarterly in vested stock units by dividing one-fourth of the amount due by the closing price of our common stock on the last trading day before the grant date. Any meeting fees elected to be received in stock units are paid at the beginning of the next calendar quarter using the closing price of the common stock on the last trading day before the grant date. The stock units convert to our common stock at a pre-arranged time selected by each director prior to the grant date. Due to rounding of stock unit grants upward to whole numbers, amounts reflected above slightly exceed the stated compensation. Any amounts elected to be received in cash are paid quarterly as earned. Amounts paid in cash are shown in the “Fees Earned or Paid in Cash” column and amounts paid in stock units are shown in the “Stock Awards” column. To maintain comparability from year-to-year, the amounts shown in the columns above reflect the compensation received by each non-employee director for services rendered during 2013, regardless of when such compensation was actually paid.

(2)	Amounts shown were calculated in accordance with FASB ASC Topic 718 and reflect our expense with respect to stock units granted for services rendered during 2013. The following stock awards were outstanding at fiscal year end for each non-employee director:

Name	Vested Outstanding Stock Units
Lord James Blyth	52,325
Frederic F. Brace	11,171
Linda Walker Bynoe	23,008
Robert W. Grubbs	15,134
F. Philip Handy	25,407
Melvyn N. Klein	27,435
George Muñoz	19,762
Stuart M. Sloan	25,209
Matthew Zell	34,255
Samuel Zell	64,100

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 24, 2014, certain information with respect to our common stock that may be deemed to be beneficially owned by each director or nominee for director of the company, the named executive officers in the Summary Compensation Table and by all directors and officers as a group.

Name of Beneficial Owner(1)	Stock Units(2)	Common Stock		Options for Common Stock(3)	Total(4)	Percent of Class
Lord James Blyth	52,743	—		—	0	*
Frederic F. Brace	11,589	200		—	200	*
Linda Walker Bynoe	23,426	2,000	(5)	—	2,000	*
Robert W. Grubbs	15,552	155,933		72,759	228,692	*
F. Philip Handy	25,825	43,795	(6)	—	43,795	*
Melvyn N. Klein	27,853	32,400		—	32,400	*
George Muñoz	20,180	12,660		—	12,660	*
Stuart Sloan	25,627	62,942		—	62,942	*
Matthew Zell	34,673	12,500	(7)	—	12,500	*
Samuel Zell	65,005	4,928,397	(8)	—	4,928,397	15.1%
Robert J. Eck	60,557	77,779		330,010	407,789	1.0%
Theodore A. Dosch	20,015	14,380	(9)	25,446	39,826	*
William A. Galvin	24,767	23,511		93,122	116,633	*
Giulio Berardesca	15,745	20,713		—		*
William A. Standish	17,461	64,290		18,765	83,055	*
All directors and executive officers as a group including the above named persons	492,295	5,500,004		542,241	6,042,245	18.2%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Stock units convert to fully vested common stock on a 1-for-1 basis at a time specified prior to grant. None of the stock units listed in this column will convert within 60 days.

(3)	All options listed in this column are exercisable within 60 days. In accordance with the anti-dilution provisions of our stock incentive plans, this table reflects the adjustment to the number of outstanding options to reflect the special cash dividends declared on September 23, 2010, April 24, 2012 and November 25, 2013.

(4)	Totals presented in this column include only common stock, options for common stock exercisable within 60 days and stock units which convert to common stock within 60 days.

(5)	Includes 2,000 shares owned by Ms. Bynoe’s husband to which Ms. Bynoe disclaims beneficial ownership.

(6)	All shares are held in a margin account.

(7)	All shares are held by the Matthew Zell Revocable Trust, of which Mr. Zell is the sole trustee and beneficiary.

(8)	The shares of common stock shown in this table include: 1,000 shares held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell; 4,647,147 of such shares are owned by Samstock/SIT, L.L.C., which is held by trusts established for the benefit of Mr. Zell and his family (the “Zell Trusts”). 55,588 of such shares are owned by Samstock/ZFT, L.L.C., whose sole member is ZFT Partnership, of which the general partners are the Zell Trusts. 55,587 shares are owned by Samstock/Alpha, L.L.C., whose sole member is Alphabet Partners, of which the general partners are the Zell Trusts. 28,700 of such shares are owned by SZ Intervivos QTIP Trust. The trustee of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust Company, LLC (“Chai Trust”). Mr. Zell is not a director of Chai Trust and does not have voting or dispositive power over such common shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of such common shares, except to the extent of his pecuniary interest therein. 140,375 shares are owned directly by Mr. Zell. 3,953,697 of the aggregate shares reported above are pledged.

(9)	Includes 2,000 shares held by the Ann E. Dosch Trust, the trustee of which is Ann E. Dosch, spouse of Mr. Dosch.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of the Forms 3, 4 and 5 furnished to the company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, we believe that all of our directors, officers and beneficial owners of more than 10% of its common stock have filed all such reports on a timely basis during 2013, except for one late Form 4 filing by Mr. Muñoz reporting two transactions.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 24, 2014 with respect to each person who is known by our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Samstock/SIT, L.LC. Samstock/ZFT, L.L.C. Samstock/Alpha, L.L.C. SZ Intervivos QTIP Trust Samuel Zell Two North Riverside Plaza Chicago, IL 60606	4,647,147 55,588 55,587 28,700 141,375	(1)	15.1%
Common	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,532,853	(2)	7.8%
Common	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,090,102	(3)	6.4%

(1)	Samstock/SIT, L.L.C. is a limited liability company whose sole member is Sam Investment Trust, whose trustee is Chai Trust Company, LLC, a limited liability company (“Chai Trust”). The beneficiaries of Sam Investment Trust are Samuel Zell and members of his family. Samstock/ZFT, L.L.C. is a limited liability company whose sole member is ZFT Partnership, an Illinois general partnership, whose sole partners are various trusts for the benefit of Samuel Zell and members of his family (the “Zell Trusts”). Samstock/Alpha, L.L.C. is a limited liability company whose sole member is Alphabet Partners, an Illinois general partnership, whose sole partners are the Zell Trusts. The trustee of all of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust. Mr. Zell is not a director of Chai Trust and does not have voting or dispositive power over such shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of such common shares, except to the extent of his pecuniary interest therein. The amounts shown for Mr. Zell include 1,000 shares held by Helen Zell Revocable Trust to which Mr. Zell disclaims beneficial ownership. (Also, see the Security Ownership of Management Table in this Proxy Statement.) The total does not include 140,375 restricted stock units owned by Mr. Zell.

(2)	According to Schedule 13G, dated January 17, 2014, BlackRock, Inc. has sole power to vote 2,450,920 shares and sole power to dispose of 2,532,853 shares.

(3)	According to Schedule 13G, dated February 6, 2014, The Vanguard Group, Inc. has sole power to vote 39,122 shares, shared power to dispose of 37,222 shares and sole power to dispose of 2,052,880 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2013, we purchased approximately $970,000 of freight services from Transport GACC-ASAP Inc., a subsidiary of Gestion G.A.C.C. Inc. Claudio Berardesca, the brother of Giulio Berardesca, our Executive Vice President — Electrical and Electronic Wire & Cable, owns 100% of the interests in Gestion G.A.C.C. Inc. and serves as the President of both Transport GACC-ASAP Inc and Gestion G.A.C.C. Inc. We believe that the terms on which we purchased the services from Transport GACC-ASAP Inc. are fair and reasonable, advantageous to us and no less favorable than those that could be obtained in arm’s-length dealings with an unrelated third party.

Various company policies and procedures, which include the Global Business Ethics and Conduct Policy (applicable to all directors and executive officers) and annual questionnaires completed by all of our directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. The Audit Committee reviews and, where necessary, approves transactions throughout the year, as they arise. At its regularly scheduled meeting in the first quarter each year, the Audit Committee reviews transactions that require disclosure in the Proxy Statement under applicable SEC rules, and approves the form of disclosure to be contained in the Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of January 3, 2014, relating to our equity compensation plans under which our common stock is authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(3)
Equity compensation plans approved by security holders	1,451,153	$47.93	2,025,265

(1)	The number shown is the number of shares that, as of January 3, 2014, may be issued upon exercise of 695,404 outstanding options and vesting of 755,749 restricted stock units.

(2)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which vest at no cost to participants).

(3)	The number shown is the number of shares that, as of January 3, 2014, may be issued upon exercise of options and other equity awards that may be granted in the future under the plans.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2015 Annual Meeting of Stockholders must be received by us at our principal offices by December 19, 2014 in order to be considered for inclusion in the company’s proxy statement and proxy relating to the 2015 Annual Meeting of Stockholders. Under our by-laws, any stockholder proposal submitted other than for inclusion in the proxy statement must be received by us no earlier than January 22, 2015 and no later than February 21, 2015 in order to be considered at the 2015 Annual Meeting of Stockholders, and must contain the information required by the by-laws.

“HOUSEHOLDING” PROXY MATERIALS

Only one Annual Report and Proxy Statement is being delivered to consenting multiple stockholders sharing an address unless we have received contrary instructions from one or more of the holders. Stockholders at a shared address who are receiving a single copy of the Annual Report and Proxy Statement and who wish to receive separate copies now and/or in the future should make a request in writing to the Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026 or by phone at 224-521-8000. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or from our website at http://www.anixter.com/IRContacts. Stockholders at a shared address who are receiving multiple copies of those documents and who wish to receive a single copy should direct their request to the bank or brokerage firm which holds their shares.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 18, 2014

By Order of the Board of Directors

JUSTIN C. CHOI

Executive Vice President, General Counsel & Secretary

Appendix A

Anixter International Inc.

2014 Management Incentive Plan

Article 1. Establishment, Objectives, and Duration

1.1 Establishment of the Plan. Anixter International Inc., a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “Anixter International Inc. 2014 Management Incentive Plan” (the “Plan”), as set forth herein and as it may be amended from time to time.

Subject to approval by the Company’s stockholders, the Plan shall become effective as of the date the stockholders first approve the Plan (the “Effective Date”), and shall remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan. The primary objectives of the Plan are: (a) to attract, motivate, and retain high-caliber individuals by providing competitive annual incentive opportunities, (b) to provide an incentive to key employees of the Company who have significant responsibility for the success and growth of the Company, and (c) to satisfy the requirements of Section 162(m) of the Code.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 9 hereof, for a period of ten (10) years, at which time the right to grant Awards under the Plan shall terminate.

Article 2. Definitions

Whenever the following terms are used in the Plan, with their initial letter(s) capitalized, they shall have the meanings set forth below:

(a)	“Award” means an award described in Article 5 hereof.

(b)	“Award Pool” means, with respect to a Plan Year, 3 percent (3%) of Operating Income for the Plan Year.

(c)	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended from time to time, or any successor rule.

(d)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards to Participants hereunder, as specified in Article 3 hereof.

(g)	“Company” means Anixter International Inc., a Delaware corporation, and any successor thereto as provided in Article 11 hereof.

(h)	“Director” means any individual who is a member of the Board.

(i)	“Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

(j)	“Employee” means any employee of the Company or of a Subsidiary. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under the Plan.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

(l)	“Insider” means an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.

(m)	“Operating Income” means the amount reported on the Company’s Consolidated Statements of Operations for the Plan Year.

(n)	“Participant” means a key Employee who has been selected to receive an Award or who holds an outstanding Award.

(o)	“Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

(p)	“Plan” means the Anixter International Inc. Management Incentive Plan, as set forth herein and as it may be amended from time to time.

(q)	“Plan Year” means the Company’s fiscal year.

(r)	“Subsidiary” means a corporation, partnership, joint venture, or other entity in which the Company has an ownership or other proprietary interest of more than fifty percent (50%).

Article 3. Administration

3.1 General. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee, which shall consist exclusively of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company; provided that the Committee may not delegate its authority with respect to: (a) nonministerial actions with respect to Insiders; (b) nonministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (c) certifying that any performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception have been satisfied.

3.2 Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have full power in its discretion to select key Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award, document, or instrument issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 9 hereof) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.

3.4 Performance-Based Awards. For purposes of the Plan, it shall be presumed, unless the Committee indicates to the contrary, that all Awards are intended to qualify for the Performance-Based Exception. If the Committee does not intend an Award to qualify for the Performance-Based Exception, the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate.

Article 4. Eligibility and Participation

4.1 Eligibility. All key Employees are eligible to participate in the Plan.

4.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 5. Awards

5.1 Grant of Awards. All Awards under the Plan shall be granted upon terms approved by the Committee. However, no Award shall be inconsistent with the terms of the Plan or fail to satisfy the requirements of applicable law. Each Award shall relate to a designated Plan Year.

5.2 Award Pool Limitation. The sum of the Awards for a single Plan Year shall not exceed one hundred percent (100%) of the amount in the Award Pool for that Plan Year.

5.3 Individual Maximum Awards. For any given Plan Year, no one Participant shall receive an Award in excess of fifty percent (50%) of the Award Pool.

5.4 Limitations on Committee Discretion. The Committee may reduce, but may not increase, any of the following:

(a)	The maximum Award for any Participant; and

(b)	The size of the Award Pool.

5.5 Payment. Payment of Awards shall be subject to the following:

(a)	Unless otherwise determined by the Committee, in its sole discretion, a Participant shall have no right to receive a payment under an Award for a Plan Year unless the Participant is employed by the Company or a Subsidiary at all times during the Plan Year.

(b)	The Committee may, in its discretion, authorize payment to a Participant of less than the Participant’s maximum Award and may provide that a Participant shall not receive any payment with respect to an Award. In exercising its discretion, the Committee shall consider such factors as it considers appropriate. The Committee’s decision shall be final and binding upon any person claiming a right to a payment under the Plan.

(c)	Payments of Awards shall be wholly in cash.

(d)	Each Award shall be paid on a date prescribed by the Committee, unless the Participant has elected to defer payment in accordance with the rules and regulations established by the Committee.

Article 6. Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any benefits remaining unpaid under the Plan at the Participant’s death shall be paid to the Participant’s estate.

Article 7. Deferrals

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant in connection with any Awards. If any such deferral election is required or permitted, the Committee shall, in its discretion, establish rules and procedures for such payment deferrals.

Article 8. No Right to Employment or Participation

8.1 Employment. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Participant’s employment at any time, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company or of any Subsidiary.

8.2 Participation. No Employee shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

Article 9. Amendment, Modification, and Termination

9.1 Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the stockholders of the Company shall not be effective unless and until stockholder approval is obtained.

9.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that the Committee shall not be authorized to adjust an Award that the Committee intends to qualify for the Performance-Based Exception if such adjustment (or the authority to make such adjustment) would prevent the Award from qualifying for the Performance-Based Exception.

9.3 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Section 1.1 hereof), no termination, amendment, or modification of the Plan shall cause any previously granted Awards to be forfeited. After the termination of the Plan, any previously granted Award shall remain in effect and shall continue to be governed by the terms of the Plan and the Award.

Article 10. Withholding

The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.

Article 11. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 12. Legal Construction

12.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, any feminine term used herein also shall include the masculine, and the plural shall include the singular and the singular shall include the plural.

12.2 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3 Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required.

12.4 Governing Law. The Plan and all Awards shall be construed in accordance with and governed by the laws of the state of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/axe Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 21, 2014.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 21, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR all items in all proposals.

Proposal 1 – Election of directors:
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1. Lord James Blyth	☐	☐	☐	5. Robert W. Grubbs	☐	☐	☐	9. Stuart M. Sloan	☐	☐	☐

2. Frederic F. Brace	☐	☐	☐	6. F. Philip Handy	☐	☐	☐	10. Matthew Zell	☐	☐	☐

3. Linda Walker Bynoe	☐	☐	☐	7. Melvyn N. Klein	☐	☐	☐	11. Samuel Zell	☐	☐	☐

4. Robert J. Eck	☐	☐	☐	8. George Muñoz	☐	☐	☐

Proposal 2 – Advisory vote to approve the company’s executive compensation.	☐ For ☐ Against ☐ Abstain

Proposal 3 – Approval of the company’s 2014 Management Incentive Plan.	☐ For ☐ Against ☐ Abstain

Proposal 4 – Ratification of Ernst & Young LLP as independent registered public accounting firm for Fiscal 2014.	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS FOR ALL ITEMS IN ALL PROPOSALS AND FOR SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANIXTER INTERNATIONAL INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 22, 2014

8:30 A.M. Central time

Two North Riverside Plaza

24th Floor

Chicago, Illinois

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2014.

The 2014 Proxy Statement is available at

www.anixter.com/Proxy

The 2013 Annual Report is available at

www.anixter.com/AnnualReports

Anixter International Inc.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2014.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all items in all proposals.

By signing the proxy, you revoke all prior proxies and appoint Robert J. Eck, Theodore A. Dosch and Justin C. Choi and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, on any other matters which may come before the Annual Meeting and any adjournment or postponement thereof.

See reverse for voting instructions.